Exhibit 10.4

EXECUTION COPY

WMP/JPL/LRT:JPM/JPL/DP

F. #2012R01716

UNITED STATES DISTRICT COURT

EASTERN DISTRICT OF NEW YORK

---------------------------------------------------------------X

UNITED STATES OF AMERICA - against — OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC, Defendant.	DEFERRED PROSECUTION AGREEMENT Cr. No. 16-516 (NGG)
---------------------------------------------------------------X

Defendant Och-Ziff Capital Management Group LLC (“Och-Ziff” or the “Company”), pursuant to authority granted by the Company’s Board of Directors, and the United States Department of Justice, Criminal Division, Fraud Section, and the United States Attorney’s Office for the Eastern District of New York (collectively, the “Offices”), enter into this deferred prosecution agreement (the “Agreement”).

CRIMINAL INFORMATION AND ACCEPTANCE OF RESPONSIBILITY

1. The Company acknowledges and agrees that the Offices will file the attached four-count criminal Information in the United States District Court for the Eastern District of New York charging the Company with two counts of conspiracy to commit offenses against the United States in violation of Title 18, United States Code, Section 371, that is, to violate the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977 (“FCPA”), as amended, Title 15, United States Code, Section 78dd-1, one count of violating the books and records provisions of the FCPA, in violation of Title 15, United States Code, Sections 78m(b)(2)(A), (b)(4), (b)(5), and 78ff(a), and one count of violating the internal controls provision of the FCPA, in violation of Title 15, United States Code, Sections 78m(b)(2)(B), (b)(4), (b)(5) and 78ff(a). In so doing, the Company: (a) knowingly waives its right to indictment on these charges, as well as all rights to a speedy trial pursuant to the Sixth Amendment to the United States Constitution, Title 18, United States Code, Section 3161, and Federal Rule of Criminal Procedure 48(b); and (b) knowingly waives any objection with respect to venue to any charges by the United States arising out of the conduct described in the Statement of Facts, which is attached to this Agreement as Attachment A (“Statement of Facts”), and consents to the filing of the Information, as provided under the terms of this Agreement, in the United States District Court for the Eastern District of New York. The Offices agree to defer prosecution of the Company pursuant to the terms and conditions described below.

2. The Company admits, accepts, and acknowledges that it is responsible under United States law for the acts of its officers, directors, employees, and agents as charged in the Information, and as set forth in the Statement of Facts, and that the allegations described in the Information and the facts described in the Statement of Facts are true and accurate. Should the Offices pursue the prosecution that is deferred by this Agreement, the Company stipulates to the admissibility of the Statement of Facts in any proceeding, including any trial, guilty plea, or sentencing proceeding, and will not contradict anything in the Statement of Facts at any such proceeding.

TERM OF THE AGREEMENT

3. This Agreement is effective for a period beginning on the date on which the Information is filed and ending three (3) years from the later of the date on which the Information is filed or the date on which the independent compliance monitor (the “Monitor”) is retained by the Company, as described in Paragraphs 11 through 13 below (the “Term”). The Company agrees, however, that, in the event the Offices determine in their sole discretion, that the Company has knowingly violated any provision of this Agreement, an extension or extensions of the term of the Agreement may be imposed by the Offices, in their sole discretion, for up to a total additional time period of one year, without prejudice to the Offices’ right to proceed as provided in Paragraphs 16 through 19 below. Any extension of the Agreement extends all terms of this Agreement, including the terms of the independent compliance monitorship set forth in Attachment D for an equivalent period, Conversely, in the event the Offices find, in their sole discretion, that there exists a change in circumstances sufficient to eliminate the need for the monitorship in Attachment D, and that the other provisions of this Agreement have been satisfied, the Term of the Agreement may be terminated early. If the Court rejects the Agreement, all the provisions of the Agreement shall be deemed null and void, and the Term shall be deemed to have not begun.

RELEVANT CONSIDERATIONS

4. The Offices enter into this Agreement based on the individual facts and circumstances presented by this case, including:

a. The Company did not voluntarily self-disclose the offense conduct to the Offices, and as a result the Company was not eligible for a more significant discount on the fine amount or the form of resolution;

b. The Company received credit, in addition to the two-point downward adjustment to the Sentencing Guidelines, of 20 percent off of the bottom of the Sentencing Guidelines range for its cooperation with the Offices’ investigation, including its Audit Committee’s very thorough and comprehensive internal investigation through counsel which included regular reports to the Offices, Company counsel’s collection and production of voluminous evidence located in foreign countries, and efforts to make current and former employees available for interviews. The Company did not receive additional credit because of issues that resulted in a delay to the early stages of the investigation, including failures to produce important, responsive documents on a timely basis; and in some instances producing documents only after the Offices flagged for the Company that the documents existed and should be produced, and providing documents to other defense counsel prior to their production to the government;

c. By the conclusion of the investigation, the Company had provided to the Offices all relevant facts known to it, including information about individuals involved in the offense conduct;

d. The Company engaged in significant remediation to improve is compliance program and internal controls, and the Company has committed to continue to enhance its compliance program and internal controls, including ensuring that they satisfy the minimum elements of the corporate compliance program set forth in Attachment C to this Agreement;

e. In addition to the Company’s remedial efforts, the Company has agreed to the imposition of an independent compliance monitor to prevent the reoccurrence of the misconduct;

f. The seriousness of the offense conduct including the high-dollar amount of bribes paid to foreign officials, conduct in multiple, high-risk jurisdictions, and the fact that the bribery occurred at a high level within the Company;

g. The Company has no prior criminal history; and

h. The Company has committed to continuing to cooperate with the Offices as described in Paragraph 5 below.

FUTURE COOPERATION AND DISCLOSURE REQUIREMENTS

5. The Company shall cooperate fully with the Offices in any and all matters relating to the conduct described in this Agreement and the Statement of Facts, and any individual or entity referred to therein, as well as other conduct related to corrupt payments, false books, records, and accounts, the failure to implement adequate internal accounting controls, investment. adviser fraud, wire fraud, obstruction of justice, and money laundering, subject to applicable law and regulations, until the later of the date upon which all investigations and prosecutions arising out of such conduct are concluded, or the end of the Term. At the request of the Offices, the Company shall also cooperate fully with other domestic or foreign law enforcement and regulatory authorities and agencies, as well as the Multilateral Development Banks(“MDBs”), in any investigation of the Company, its parent company or its affiliates, or any of its present or former officers, directors, employees, agents, and consultants, or any other party, in any and all matters relating to corrupt payments, false books, records, and accounts, and the failure to implement adequate internal accounting controls. The Company agrees that its cooperation pursuant to this paragraph shall include, but not be limited to, the following:

a. The Company shall truthfully disclose all factual information not protected by a valid claim of attorney-client privilege or work product doctrine with respect to its activities, those of its parent company and affiliates, and those of its present and former directors, officers, employees, agents, and consultants, including any evidence or allegations and internal or external investigations, about which the Company has any knowledge or about which the Offices may inquire. This obligation of truthful disclosure includes, but is not limited to, the obligation of the Company to provide to the Offices, upon request, any document, record or other tangible evidence about which the Offices may inquire of the Company;

b. Upon request of the Offices, the Company shall designate knowledgeable employees, agents or attorneys to provide to the Offices the information and materials described in Paragraph 5(a) above on behalf of the Company. It is further understood that the Company must at all times provide complete, truthful, and accurate information;

c. The Company shall use its best efforts to make available for interviews or testimony, as requested by the Offices, present or former officers, directors, employees, agents and consultants of the Company. This obligation includes, but is not limited to, sworn testimony before a federal grand jury or in federal trials, as well as interviews with domestic or foreign law enforcement and regulatory authorities. Cooperation under this Paragraph shall include identification of witnesses who, to the knowledge of the Company, may have material information regarding the matters under investigation; and

d. With respect to any information, testimony, documents, records or other tangible evidence provided to the Offices pursuant to this Agreement, the Company consents to any and all disclosures, subject to applicable law and regulations, to other governmental authorities, including United States authorities and those of a foreign government, as well as the MDBs, of such materials as the Offices, in their sole discretion, shall deem appropriate.

6. In addition to the obligations in Paragraph 5 above, during the Term of the Agreement, should the Company learn of credible evidence or allegations of corrupt payments, false books, records, and accounts, and the failure to implement adequate internal accounting controls, the Company shall promptly report such evidence or allegations to the Offices.

PAYMENT OF MONETARY PENALTY

7. The Offices and the Company agree that application of the United States Sentencing Guidelines (“USSG” or “Sentencing Guidelines”) to determine the applicable fine range yields the following analysis:

a. The 2015 USSG are applicable to this matter.

b. Offense Level—Bribery Conduct (Highest Offense Level). Based upon USSG § 2C1.1 and the absence of any increase in the offense level under § 3D1.4, the total offense level is 44, calculated as follows:

(a)(2) Base Offense Level	12

(b)(1) Multiple Bribes	+2

(b)(2) Value of benefit received more than $150,000,000	+26

(b)(3) High Level Official Involved	+4

Total Offense Level	44

c. Base Fine. Based upon USSG § 8C2.4(a)(2), the base fine is $221,933,010 (the amount of pecuniary gain).

d. Culpability Score. Based upon USSG § 8C2.5, the culpability score is 6, calculated as follows:

(a)	Base Culpability Score	5

(b)(3)	the organization had 200 or more employees and an individual within high-level personnel of the organization participated in, condoned, or was willfully ignorant of the offense	+3

(g)(2)	The organization fully cooperated in the investigation and clearly demonstrated recognition and affirmative acceptance of responsibility for its criminal conduct	–2

TOTAL		6

Calculation of Fine Range:

Base Fine	$221,933,010

Multipliers	1.2 (min)/2.4 (max)

Fine Range	$266,319,612 to $532,639,224

The Company, directly or through an affiliate, agrees to transfer the monetary penalty of $213,055,689 into an escrow account within ten (10) days of the execution of this agreement for the benefit of the United States Treasury. The monetary penalty in the amount of $213,055,689 shall be released from the escrow account to the United States Treasury within ten (10) days of the entry of the judgment against OZ Africa Management GP, LLC, in connection with its guilty plea, pursuant to a plea agreement, in the United States District Court for the Eastern District of New York filed simultaneously herewith. The parties agree that any criminal fine that might be imposed by the Court against OZ Africa Management GP, LLC, in connection with its guilty plea and plea agreement, will be paid from the $213,055,689 monetary penalty held in the escrow account and that any remaining balance will be transferred from the escrow account within ten (10) days of entry of the judgment to the United States Treasury. The Company and the Offices agree that the monetary penalty is appropriate given the facts and circumstances of this case, including the factors described in Paragraph 4 above. The $213,055,689 monetary penalty is final and shall not be refunded. Furthermore, nothing in this Agreement shall be deemed an agreement by the Offices that the $213,055,689 monetary penalty is the maximum penalty that may be imposed in any future prosecution, and the Offices are not precluded from arguing in any future prosecution that the Court should impose a higher fine, although the Offices agree that under those circumstances, they will recommend to the Court that any amount paid under this Agreement should be offset against any fine the Court imposes as part of a future judgment. The Company acknowledges that no tax deduction may be sought in connection with the payment of any part of this $213,055,689 million monetary penalty. The Company shall not seek or accept, directly or indirectly, reimbursement or indemnification from any source with regard to the penalty or disgorgement amounts that the Company pays pursuant to this Agreement or any other agreement concerning the conduct set forth in the Statement of Facts entered into with an enforcement authority or regulator.

CONDITIONAL RELEASE FROM LIABILITY

8. Subject to Paragraphs 16 through 19 below, the Offices agree, except as provided in this Agreement, that they will not bring any criminal or civil case against the Company or any of its current or former wholly-owned subsidiaries relating to any of the conduct described in either the Statement of Facts or the criminal Information filed pursuant to this Agreement. This Agreement does not provide any protection against prosecution for any future conduct by the Company. In addition, this Agreement does not provide any protection against prosecution of any individuals, regardless of their affiliation with the Company. The Offices, however, may use any information related to the conduct described in the Statement of Facts against the Company:

a. in a prosecution for perjury or obstruction of justice;

b. in a prosecution for making a false statement;

c. in a prosecution or other proceeding relating to any crime of violence; or

d. in a prosecution or other proceeding relating to a violation of any provision of Title 26 of the United States Code.

CORPORATE COMPLIANCE PROGRAM

9. The Company represents that it has implemented and will continue to implement a compliance and ethics program throughout their operations, including those of its affiliates, agents, and joint ventures, and those of its contractors and subcontractors whose responsibilities include interacting with foreign officials or other activities carrying a high risk of corruption, designed to prevent and detect violations of the FCPA and other applicable anti-corruption laws.

10. In order to address any deficiencies in its internal accounting controls, policies, and procedures, the Company represents that it has undertaken, and will continue to undertake in the future, in a manner consistent with all of its obligations under this Agreement, a review of its existing internal accounting controls, policies, and procedures regarding compliance with the FCPA and other applicable anti-corruption laws. If necessary and appropriate, the Company will adopt new or modify existing internal controls, policies, and procedures in order to ensure that the Company maintains: (a) a system of internal accounting controls designed to ensure the making and keeping of fair and accurate books, records, and accounts; and (b) rigorous anti-corruption compliance code, standards, and procedures designed to detect and deter violations of the FCPA and other applicable anti-corruption laws. The internal accounting controls system and compliance code, standards, and procedures will include, but not be limited to, the minimum elements set forth in Attachment C.

INDEPENDENT COMPLIANCE MONITOR

11. Promptly after the Offices’ selection pursuant to Paragraph 12 below, the Company agrees to retain a Monitor for the term specified in Paragraph 13 below. The Monitor’s duties and authority, and the obligations of the Company with respect to the Monitor and the Offices, are set forth in Attachment D, which is incorporated by reference into this Agreement. Upon the execution of this Agreement, and after consultation with the Offices, the Company will propose to the Offices a pool of three (3) qualified candidates to serve as the Monitor. If the Offices determine, in their sole discretion, that any of the candidates are not, in fact, qualified to serve as the Monitor, or if the Offices, in their sole discretion, are not satisfied with the candidates proposed, the Offices reserve the right to seek additional nominations from the Company. The Monitor candidates or their team members shall have, at a minimum, the following qualifications:

a. demonstrated expertise with respect to the FCPA and other applicable anti-corruption laws, including experience counseling on FCPA issues;

b. experience designing and/or reviewing corporate compliance policies, procedures and internal controls, including FCPA and anti-corruption policies, procedures and internal controls;

c. the ability to access and deploy resources as necessary to discharge the Monitor’s duties as described in the Agreement; and

d. sufficient independence from the Company to ensure effective and impartial performance of the Monitor’s duties as described in the Agreement.

12. The Offices retain the right, in their sole discretion, to choose the Monitor from among the candidates proposed by the Company, though the Company may express its preference(s) among the candidates. In the event the Offices reject all proposed Monitors, the Company shall propose an additional three candidates within thirty (30) calendar days after receiving notice of the rejection. This process shall continue until a Monitor acceptable to both parties is chosen. The Offices and the Company will use their best efforts to complete the selection process within sixty (60) calendar days of the filing of the Agreement and the accompanying Information. If the Monitor resigns or is otherwise unable to fulfill his or her obligations as set out herein and in Attachment D, the Company shall within thirty (30) calendar days recommend a pool of three qualified Monitor candidates from which the Offices will choose a replacement.

13. The Monitor’s term shall be three (3) years from the date on which the Monitor is retained by the Company, subject to extension or early termination as described in Paragraph 3 above. The Monitor’s powers, duties, and responsibilities, as well as additional circumstances that may support an extension of the Monitor’s term, are set forth in Attachment D. The Company agrees that it will not employ or be affiliated with the Monitor or the Monitor’s firm for a period of at least two (2) years from the date on which the Monitor’s term expires. Nor will the Company discuss with the Monitor or the Monitor’s firm the possibility of further employment or affiliation during the Monitor’s term.

DEFERRED PROSECUTION

14. In consideration of the undertakings agreed to by the Company herein, the Offices agree that any prosecution of the Company for the conduct set forth in the Statement of Facts, and for the conduct that the Company disclosed to the Offices prior to the signing of this Agreement, be and hereby is deferred for the Term. To the extent there is conduct disclosed by the Company that the parties have specifically discussed and agreed is not covered by this Agreement, such conduct will not be exempt from further prosecution and is not within the scope of or relevant to this Agreement.

15. The Offices further agree that if the Company fully complies with all of its obligations under this Agreement, the Offices will not continue the criminal prosecution against the Company described in Paragraph 1 above and, at the conclusion of the Term, this Agreement shall expire. Within six (6) months of the Agreement’s expiration, the Offices shall seek dismissal with prejudice of the criminal Information filed against the Company described in Paragraph 1 above, and agrees not to file charges in the future against the Company based on the conduct described in this Agreement and the Statement of Facts.

BREACH OF THE AGREEMENT

16. If, during the Term, the Company: (a) commits any felony under U.S. federal law; (b) provides in connection with this Agreement deliberately false, incomplete, or misleading information, including in connection with its disclosure of information about individual culpability; (c) fails to cooperate as set forth in Paragraphs 5 and 6 of this Agreement; (d) fails to implement a compliance program as set forth in Paragraphs 9 and 10 of this Agreement and Attachment C; (e) commits any acts that, had they occurred within the jurisdictional reach of the FCPA, would be a violation of the FCPA; or (f) otherwise fails specifically to perform or to fulfill completely each of the Company’s obligations under the Agreement, regardless of whether the Offices become aware of such a breach after the Term is complete, the Company shall thereafter be subject to prosecution for any federal criminal violation of which the Offices have knowledge, including, but not limited to, the charges in the Information described in Paragraph 1 above and charges that arise from the conduct set forth in the Statement of Facts, which may be pursued by the Offices in the United States District Court for the Eastern District of New York or any other appropriate venue. Determination of whether the Company has breached the Agreement and whether to pursue prosecution of the Company shall be in the Offices’ sole discretion. Any such prosecution may be premised on information provided by the Company or its personnel. Any such prosecution relating to the conduct described in the Statement of Facts or relating to conduct known to the Offices prior to the date on which this Agreement was signed that is not time-barred by the applicable statute of limitations on the date of the signing of this Agreement may be commenced against the Company, notwithstanding the expiration of the statute of limitations, between the signing of this Agreement and the expiration of the Term plus one year. Thus, by signing this Agreement, the Company agrees that the statute of limitations with respect to any such prosecution that is not time-barred on the date of the signing of this Agreement shall be tolled for the Term plus one year. In addition, the Company agrees that the statute of limitations as to any violation of federal law that occurs during the Term will be tolled from the date upon which the violation occurs until the earlier of the date upon which the Offices are made aware of the violation or the duration of the Term plus five years, and that this period shall be excluded from any calculation of time for purposes of the application of the statute of limitations.

17. In the event the Offices determine that the Company has breached this Agreement, the Offices agree to provide the Company with written notice prior to instituting any prosecution resulting from such breach. Within thirty (30) days of receipt of such notice, the Company shall have the opportunity to respond to the Offices in writing to explain the nature and circumstances of the breach, as well as the actions the Company has taken to address and remediate the situation, which the Offices shall consider in determining whether to pursue prosecution of the Company.

18. In the event that the Offices determine that the Company has breached this Agreement: (a) all statements made by or on behalf of the Company to the Offices or to the Court, including the Statement of Facts, and any testimony given by the Company before a grand jury, a court, or any tribunal, or at any legislative hearings, whether prior or subsequent to this Agreement, and any leads derived from such statements or testimony, shall be admissible in evidence in any and all criminal proceedings brought by the Offices against the Company; and (b) the Company shall not assert any claim under the United States Constitution, Rule 11(f) of the Federal Rules of Criminal Procedure, Rule 410 of the Federal Rules of Evidence, or any other federal rule that any such statements or testimony made by or on behalf of the Company prior or subsequent to this Agreement, or any leads derived therefrom, should be suppressed or are otherwise inadmissible. The decision whether conduct or statements of any current director, officer or employee, or any person acting on behalf of, or at the direction of, the Company, will be imputed to the Company for the purpose of determining whether the Company has violated any provision of this Agreement shall be in the sole discretion of the Offices.

19. The Company acknowledges that the Offices have made no representations, assurances, or promises concerning what sentence may be imposed by the Court if the Company breaches this Agreement and this matter proceeds to judgment. The Company further acknowledges that any such sentence is solely within the discretion of the Court and that nothing in this Agreement binds or restricts the Court in the exercise of such discretion.

20. Thirty (30) days after the expiration of the period of deferred prosecution specified in this Agreement, the Company, by the Chief Executive Officer of the Company and the Chief Financial Officer of the Company, will certify to the Department that the Company has met its disclosure obligations pursuant to Paragraph 6 of this Agreement. Each certification will be deemed a material statement and representation by the Company to the executive branch of the United States for purposes of 18 U.S.C. § 1001, and it will be deemed to have been made in the judicial district in which this Agreement is filed.

SALE, MERGER, OR OTHER CHANGE IN CORPORATE FORM OF COMPANY

21. Except as may otherwise be agreed by the parties in connection with a particular transaction, the Company agrees that in the event that, during the Term, it undertakes any change in corporate form, including if it sells, merges, or transfers business operations that are material to the Company’s consolidated operations, or to the operations of any subsidiaries or affiliates involved in the conduct described in the Statement of Facts, as they exist as of the date of this Agreement, whether such sale is structured as a sale, asset sale, merger, transfer, or other change in corporate form, it shall include in any contract for sale, merger, transfer, or other change in corporate form a provision binding the purchaser, or any successor in interest thereto, to the obligations described in this Agreement. The Company shall obtain approval from the Offices at least thirty (30) days prior to undertaking any such sale, merger, transfer, or other change in corporate form, including dissolution, in order to give the Offices an opportunity to determine if such change in corporate form would impact the terms or obligations of the Agreement.

PUBLIC STATEMENTS BY COMPANY

22. The Company expressly agrees that it shall not, through present or future attorneys, officers, directors, employees, agents or any other person authorized to speak for the Company, make any public statement, in litigation or otherwise, contradicting the acceptance of responsibility by the Company set forth above or the conduct described in the Statement of Facts. Any such contradictory statement shall, subject to cure rights of the Company described below, constitute a breach of this Agreement, and the Company thereafter shall be subject to prosecution as set forth in Paragraphs 16 through 19 of this Agreement. The decision whether any public statement by any such person contradicting a fact contained in the Statement of Facts will be imputed to the Company for the purpose of determining whether it has breached this Agreement shall be at the sole discretion of the Offices. If the Offices determine that a public statement by any such person contradicts in whole or in part the conduct described in the Statement of Facts, the Offices shall so notify the Company, and the Company may avoid a breach of this Agreement by publicly repudiating such statement(s) within five (5) business days after notification. The Company shall be permitted to raise defenses and to assert affirmative claims in other proceedings relating to the matters set forth in the Statement of Facts provided that such defenses and claims do not contradict, in whole or in part, a statement contained in the Statement of Facts. This paragraph does not apply to any statement made by any present or former officer, director, employee, or agent of the Company in the course of any criminal, regulatory, or civil case initiated against such individual, unless such individual is speaking on behalf of the Company.

23. The Company agrees that if it, or any of its direct or indirect subsidiaries or affiliates, issues a press release or holds any press conference in connection with this Agreement, the Company shall first consult with the Offices to determine: (a) whether the text of the release or proposed statements at the press conference are true and accurate with respect to matters between the Offices and the Company; and (b) whether the Offices have any objection to the release.

24. The Offices agree, if requested to do so, to bring to the attention of law enforcement and regulatory authorities the facts and circumstances relating to the nature of the conduct underlying this Agreement, including the nature and quality of the Company’s cooperation and remediation. By agreeing to provide this information to such authorities, the Offices are not agreeing to advocate on behalf of the Company, but rather are agreeing to provide facts to be evaluated independently by such authorities.

LIMITATIONS ON BINDING EFFECT OF AGREEMENT

25. This Agreement is binding on the Company and the Offices but specifically does not bind any other component of the Department of Justice, other federal agencies, or any state, local or foreign law enforcement or regulatory agencies, or any other authorities, although the Offices will bring the cooperation of the Company and its compliance with its other obligations under this Agreement to the attention of such agencies and authorities if requested to do so by the Company.

NOTICE

26. Any notice to the Offices under this Agreement shall be given by personal delivery, overnight delivery by a recognized delivery service, or registered or certified mail, addressed to Chief, FCPA Unit, Fraud Section, Criminal Division, United States Department of Justice, 1400 New York Avenue, Washington, D.C. 20530; Chief, Business and Securities Fraud Section, United States Attorney’s Office, Eastern District of New York, 271-A Cadman Plaza East, Brooklyn, New York 11201. Any notice to the Company under this Agreement shall be given by personal delivery, overnight delivery by a recognized delivery service, or registered or certified mail, addressed to David M. Becker, Esq., Chief Legal Officer, Och-Ziff Capital Management Group LLC, 9 West 57th Street, New York, New York 10019, with a copy to Mark K. Schonfeld, Esq., Gibson, Dunn & Crutcher LLP, 200 Park Ave, New York, New York 10166. Notice shall be effective upon actual receipt by the Offices or the Company.

COMPLETE AGREEMENT

27. This Agreement, including its attachments, sets forth all the terms of the agreement between the Company and the Offices. No amendments, modifications or additions to this Agreement shall be valid unless they are in writing and signed by the Offices, the attorneys for the Company and a duly authorized representative of the Company.

AGREED:

FOR OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC:

/S/ David M. Becker	/S/ Mark K. Schonfeld
David M. Becker, Esq.	Mark K. Schonfeld, Esq.
Chief Legal Officer	Joel M. Cohen, Esq.
Och-Ziff Capital Management Group LLC	Lee G. Dunst, Esq.
F. Joseph Warin, Esq.
Gibson Dunn & Crutcher LLP
Counsel to the Company

Date: September 29, 2016

FOR THE U.S. DEPARTMENT OF JUSTICE:

ROBERT CAPERS	SANDRA MOSER
United States Attorney	Principal Deputy Chief
Eastern District of New York	Criminal Division, Fraud Section
U.S. Department of Justice

/S/ James P. Loonam	/S/ James P. McDonald
James P. Loonam Jonathan P. Lax David Pitluck Assistant U.S. Attorneys	Leo R. Tsao, Assistant Chief James P. McDonald, Trial Attorney

Date: 9/29/2016

COMPANY OFFICER’S CERTIFICATE

I have read this Agreement and carefully reviewed every part of it with outside counsel for Och-Ziff Capital Management Group LLC (the “Company”). I understand the terms of this Agreement and voluntarily agree, on behalf of the Company, to each of its terms. Before signing this Agreement, I consulted outside counsel for the Company. Counsel fully advised me of the rights of the Company, of possible defenses, of the Sentencing Guidelines’ provisions, and of the consequences of entering into this Agreement.

I have carefully reviewed the terms of this Agreement with the Board of Directors of the Company. I have advised and caused outside counsel for the Company to advise the Board of Directors fully of the rights of the Company, of possible defenses, of the Sentencing Guidelines’ provisions, and of the consequences of entering into the Agreement.

No promises or inducements have been made other than those contained in this Agreement. Furthermore, no one has threatened or forced me, or to my knowledge any person authorizing this Agreement on behalf of the Company, in any way to enter into this Agreement. I am also satisfied with outside counsel’s representation in this matter. I certify that I am the Chief Legal Officer of the Company and that I have been duly authorized by the Company to execute this Agreement on behalf of the Company.

Date: September 29, 2016

OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC

By:	/S/ David M. Becker
David M. Becker, Esq. Chief Legal Officer

CERTIFICATE OF COUNSEL

I am counsel for Och-Ziff Capital Management Group LLC (the “Company”) in the matter covered by this Agreement. In connection with such representation, I have examined relevant Company documents and have discussed the terms of this Agreement with the Company Board of Directors. Based on our review of the foregoing materials and discussions, I am of the opinion that the representative of the Company has been duly authorized to enter into this Agreement on behalf of the Company and that this Agreement has been duly and validly authorized, executed, and delivered on behalf of the Company and is a valid and binding obligation of the Company. Further, I have carefully reviewed the terms of this Agreement with the Board of Directors and the Chief Legal Officer of the Company. I have fully advised them of the rights of the Company, of possible defenses, of the Sentencing Guidelines’ provisions and of the consequences of entering into this Agreement. To my knowledge, the decision of the Company to enter into this Agreement, based on the authorization of the Board of Directors, is an informed and voluntary one.

Date: 9/29/2016

By:	/S/ Mark K. Schonfeld
Mark K. Schonfeld Esq. Joel M. Cohen, Esq. Lee G. Dunst, Esq. F. Joseph Warin, Esq. Gibson Dunn & Crutcher LLP Counsel for Och-Ziff Capital Management Group LLC

ATTACHMENT A

STATEMENT OF FACTS

The following Statement of Facts is incorporated by reference as part of the Deferred Prosecution Agreement (the “Agreement”) between the United States Department of Justice, Criminal Division, Fraud Section, the United States Attorney’s Office for the Eastern District of New York (collectively, the “Offices” or the “United States”) and the defendant Och-Ziff Capital Management Group LLC (“Och-Ziff” or the “Company”). Och-Ziff hereby agrees and stipulates that the following information is true and accurate. Certain of the facts herein are based on information obtained from third parties by the Offices through their investigation and described to Och-Ziff. Och-Ziff admits, accepts, and acknowledges that it is responsible for the acts of its officers, directors, employees, and agents as set forth below. Should the Offices pursue the prosecution that is deferred by the Agreement, Och-Ziff agrees that it will neither contest the admissibility of, nor contradict, this Statement of Facts in any such proceeding. The Offices’ evidence establishes the following facts during the relevant time frame and proves beyond a reasonable doubt the charges set forth in the Criminal Information filed in the United States District Court for the Eastern District of New York pursuant to the Agreement:

OCH-ZIFF AND RELEVANT ENTITIES AND INDIVIDUALS

1. Och-Ziff was a Delaware limited liability company and one of the largest alternative asset and hedge fund managers in the world. Och-Ziff had its headquarters in New York, New York and was listed on the New York Stock Exchange on November 14, 2007. Since that time, Och-Ziff has had a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”) and has been required to file annual reports with the United States Securities and Exchange Commission (“SEC”) under Section 15(d) of the Exchange Act, Title 15, United States Code, Section 78o(d). Accordingly, since November 14, 2007, Och-Ziff has been an “issuer” as that term is used in the Foreign Corrupt Practices Act (“FCPA”), Title 15, United States Code, Sections 78dd-1(a) and 78m(b). Prior to its initial public offering on November 14, 2007, Och-Ziff was a “domestic concern” within the meaning of the FCPA, Title 15, United States Code, Section 78dd-2(h)(1).

2. Och-Ziff controlled numerous consolidated subsidiaries through which Och-Ziff operated and provided investment advisory and management services for individual hedge funds and alternative investment vehicles (the “Och-Ziff Hedge Funds”) in return for management fees and incentive income. During the relevant time period, Och-Ziff had approximately $30 billion in assets under management and had offices located in New York, London and Hong Kong.

3. OZ Management LP was a Delaware limited partnership and a subsidiary of Och-Ziff through which Och-Ziff registered as an investment adviser. Thus, OZ Management LP was a “domestic concern” within the meaning of the FCPA, Title 15, United States Code, Section 78dd-2(h)(1), and was an “agent” of an issuer, Och-Ziff, within the meaning of the FCPA, Title 15, United States Code, Section 78dd-1(a).

4. OZ Africa Management GP, LLC (“OZ Africa”) was a Delaware limited liability company and a wholly-owned subsidiary of OZ Management LP. OZ Africa held Och-Ziff’s interests for its joint-venture in Africa. OZ Africa was a “domestic concern” within the meaning of the FCPA, Title 15, United States Code, Section 78dd-2(h)(1), and was an “agent” of an issuer, Och-Ziff, within the meaning of the FCPA, Title 15, United States Code, Section 78dd-1(a).

5. Africa Management Limited (“AML”) was a joint-venture company started by Och-Ziff, OZ Africa and affiliated and subsidiary entities with various South African business partners in 2007. AML established multiple investment funds under the “African Global Capital” (“AGC”) name which invested in companies with African mining and mineral assets and rights. The joint-venture partner and Och-Ziff owned 60 percent and 40 percent of the interest in AML, respectively. Och-Ziff s approval was required for all investments by AGC funds, and AML and AGC relied upon Och-Ziff s legal and compliance functions to perform due diligence, provide legal advice and document transactions.

6. “Och-Ziff Employee 1,” a U.S. citizen whose identity is known to the United States and the Company, was a high-ranking officer of Och-Ziff. Och-Ziff Employee 1 was based in Och-Ziff s New York office. Och-Ziff Employee 1 was an officer of OZ Africa. Och-Ziff Employee 1 was a “domestic concern” within the meaning of the FCPA, Title 15, United States Code, Section 78dd-2(h)(1), and was an “officer” and “agent” of an issuer, Och-Ziff, within the meaning of the FCPA, Title 15, United States Code, Section 78dd-1(a).

7. “Och-Ziff Employee 2,” a U.S. citizen whose identity is known to the United States and the Company, was a high-ranking officer of Och-Ziff. Och-Ziff Employee 2 was based in Och-Ziff s New York office. Och-Ziff Employee 2 was an officer of OZ Africa and executed various documents on its behalf. Och-Ziff Employee 2 was a “domestic concern” within the meaning of the FCPA, Title 15, United States Code, Section 78dd-2(h)(1), and was an “officer” and “agent” of an issuer, Och-Ziff, within the meaning of the FCPA, Title 15, United States Code, Section 78dd-1(a).

8. “Och-Ziff Employee 3,” a U.S. citizen whose identity is known to the United States and the Company, was a senior executive of Och-Ziff and a member of Och-Ziff’s partner management committee who headed Och-Ziff’s London office. Och-Ziff Employee 3 was a “domestic concern” within the meaning of the FCPA, Title 15, United States Code, Section 78dd-2(h)(1), and was an “employee” and “agent” of an issuer, Och-Ziff, within the meaning of the FCPA, Title 15, United States Code, Section 78dd-1(a).

9. “Och-Ziff Employee 4,” a U.S. citizen whose identity is known to the United States and the Company, was a senior member of Och-Ziff s investor relations department. Och-Ziff Employee 4 was a “domestic concern” within the meaning of the FCPA, Title 15, United States Code, Section 78dd-2(h)(1), and was an “employee” and “agent” of an issuer, Och-Ziff, within the meaning of the FCPA, Title 15, United States Code, Section 78dd-1(a).

10. “Och-Ziff Employee 5,” an Australian citizen whose identity is known to the United States and the *Company, was an employee of Och-Ziff Management Europe Limited, the London based subsidiary of OZ Management LP, and a member of Och-Ziff s European private investment team, which also had responsibility for investments in Africa. Och-Ziff Employee 5 was responsible for overseeing certain Och-Ziff investments involving mineral extraction, oil and other natural resources in Africa, and thus was an “employee” and “agent” of an issuer, Och-Ziff, within the meaning of the FCPA, Title 15, United States Code, Section 78dd-1(a).

11. “Och-Ziff Employee 6,” a U.S. citizen whose identity is known to the United States and the Company, was a member of Och-Ziff’s legal department and worked in multiple Och-Ziff offices. Och-Ziff Employee 6 was a “domestic concern” within the meaning of the FCPA, Title 15, United States Code, Section 78dd-2(h)(1), and was an “employee” and “agent” of an issuer, Och-Ziff, within the meaning of the FCPA, Title 15, United States Code, Section 78dd-1(a).

12. “DRC Partner,” an Israeli businessman whose identity is known to the United States and the Company, had significant interests in the diamond and mineral mining industries in the Democratic Republic of the Congo (the “DRC”). Och-Ziff, through OZ Africa, AGC and various subsidiary companies, and DRC Partner were investment partners for mining and mineral opportunities in the DRC. For these purposes, DRC Partner was an “agent” of an issuer, Och-Ziff, within the meaning of the FCPA, Title 15, United States Code, Section 78dd-1(a).

13. “Libya Intermediary,” an individual whose identity is known to the United States and the Company, was a London-based middleman with connections to foreign officials in Libya. Libya Intermediary was retained by Och-Ziff to act as an agent on behalf of Och-Ziff to obtain a $300 million investment from the Libyan Investment Authority (“LIA”), and thus was an “agent” of an issuer, Och-Ziff, within the meaning of the FCPA, Title 15, United States Code, Section 78dd-1(a).

FOREIGN GOVERNMENT ENTITIES AND OFFICIALS

A. Democratic Republic of the Congo

14. “DRC Official 1,” an individual whose identity is known to the United States and the Company, was a senior official in the DRC who had the ability to take official action and exert official influence over mining matters in the DRC. DRC Official 1 was a “foreign official” within the meaning of the FCPA, Title 15, United States Code, Sections 78dd-1(f)(1) and 78dd-2(h)(2).

15. “DRC Official 2,” an individual whose identity is known to the United States and the Company, was a senior official in the DRC and close advisor to DRC Official 1. Since at least 2004, DRC Official 2 was an Ambassador-at-Large for the DRC government and also a national parliamentarian. DRC Official 2 had the ability to take official action and exert official influence over mining matters in the DRC, and was a “foreign official” within the meaning of the FCPA, Title 15, United States Code, Sections 78dd-1(f)(1) and 78dd-2(h)(2).

B. Libya

16. The LIA was formed in 2006 to serve as Libya’s sovereign wealth fund to invest and manage the country’s oil revenues on behalf of the Libyan government. The LIA was formed as part of the Libyan government’s rapprochement with Western governments. The LIA was overseen by senior Libyan officials, was controlled by the Libyan government, and performed a government function on behalf of Libya. The LIA was an “agency” and “instrumentality” of a foreign government, as those terms are used in the FCPA, Title 15, United States Code, Sections 78dd-1(f)(1) and 78dd-2(h)(2).

17. “Libyan Official 1,” an individual whose identity is known to the United States and the Company, was a close relative of a high-ranking official in the Libyan government. Libyan Official 1 did not hold a formal position within the Libyan government, but possessed and used a Libyan diplomatic passport and conducted high profile foreign and domestic affairs on behalf of the Libyan government. Libyan Official 1 made administrative and investment decisions for the LIA, including through proxies like “Libyan Official 3,” as described more fully below. Libyan Official 1 was a “foreign official” within the meaning of the FCPA, Title 15, United States Code, Sections 78dd-1(f)(1) and 78dd-2(h)(2).

18. “Libyan Official 2,” an individual whose identity is known to the United States and the Company, was a high-ranking official in the Libyan government who could influence commercial matters in Libya. Libyan Official 2 could also influence the granting of visas and landing permits for foreign visitors to Libya. Libyan Official 2 was a “foreign official” within the meaning of the FCPA, Title 15, United States Code, Sections 78dd-1(f)(1) and 78dd-2(h)(2).

19. “Libyan Official 3,” an individual whose identity is known to the United States and the Company, was a high-ranking official at the LIA who could influence investment decisions. Libyan Official 3 was a “foreign official” within the meaning of the FCPA, Title 15, United States Code, Sections 78dd-1(f)(1) and 78dd-2(h)(2).

OVERVIEW OF THE CORRUPTION SCHEMES

20. In or about and between 2005 and 2015, DRC Partner, together with others, paid more than one-hundred million U.S. dollars in bribes to DRC officials to obtain special access to and preferential prices for opportunities in the government-controlled mining sector in the DRC. Beginning in December 2007, Och-Ziff, through Och-Ziff Employee 3 and Och-Ziff Employee 5, had discussions with DRC Partner about forming a joint venture between Och-Ziff and DRC Partner, through DRC Partner’s companies, for the purpose of acquiring and consolidating valuable mining assets in the DRC into one large publicly traded mining company. The underlying premise of the proposed joint venture was that DRC Partner had special access to attractive investment opportunities in the DRC through his relationships with officials at the highest levels of the DRC government. In return for access to these attractive investment opportunities, Och-Ziff would finance DRC Partner’s operations in the DRC. Och-Ziff Employee 3 and Och-Ziff Employee 5 understood that Och-Ziff’s funds would be used, in part, to pay substantial sums of money to DRC officials to secure access to these opportunities in the DRC mining sector. Although the parties did not enter into a written partnership agreement, as a result of agreeing to the corrupt arrangement, Och-Ziff Employee 3 and Och-Ziff Employee 5 secured long-term deal flow for Och-Ziff and AGC in the DRC mining sector.

21. In or about and between 2007 and 2010, Och-Ziff engaged Libya Intermediary as a third-party agent to assist in securing investments from the LIA into the Och-Ziff Hedge Funds. Libya Intermediary paid bribes to Libyan officials to corruptly influence those officials and thereby obtain investments from the LIA. Och-Ziff entered into a consulting agreement to pay Libya Intermediary a “finder’s fee” of $3.75 million, while Och-Ziff Employee 3 knew that all or a portion of the fee would be paid to foreign officials in return for influencing the LIA to make a $300 million investment into the Och-Ziff Hedge Funds. As a result of the corrupt payments, Och-Ziff, through Och-Ziff Employee 3, secured the investment of LIA funds and approximately $100 million in pecuniary gain.

22. In addition, Och-Ziff and AGC made investments in companies doing business in the mining and mineral sectors of various developing countries, including countries with a documented high risk for corruption such as the DRC, Libya, Chad, and Niger. These investments by Och-Ziff, AGC and their business partners were facilitated, through the use of illegal bribery. Och-Ziff knowingly failed to implement and maintain an adequate system of internal accounting controls designed to detect and prevent the misappropriation of assets by its employees, agents, and business partners. It further did not appropriately respond to due diligence that was performed on proposed business transactions, agents, counterparties, and business partners or controls for payments to third parties.

THE DRC CORRUPTION SCHEME

A. Och-Ziff’s Agreements with DRC Partner

23. In or about and between December 2007 and March 2008, Och-Ziff, through Och-Ziff Employee 3 and Och-Ziff Employee 5, began discussions with DRC Partner and others about forming a joint venture for the purpose of acquiring and consolidating valuable mining assets in the DRC into one large mining company. At that time, DRC Partner communicated to Och-Ziff Employee 3 and Och-Ziff Employee 5 that DRC Partner would have to pay substantial sums of money to DRC officials, including DRC Official 1, and “local partners” to secure access to the attractive investment opportunities in the DRC mining sector. DRC Partner communicated to Och-Ziff Employee 3 and Och-Ziff Employee 5 that, as part of the joint venture, DRC Partner expected Och-Ziff to help fund these corrupt payments, which would be above and beyond the acquisition and operational costs of the specific assets and transactions. Neither Och-Ziff Employee 3 nor Och-Ziff Employee 5 shared this information with anyone within Och-Ziff s legal or compliance departments.

24. Och-Ziff Employee 3 started the internal process within Och-Ziff to enter into business with DRC Partner. Consistent with Och-Ziff’s anti-corruption policy as it related to prospective business partners, on or about February 14, 2008, Och-Ziff Employee 6 sent an e-mail to a due diligence firm requesting a background report on DRC Partner. In that e-mail, Och-Ziff Employee 6 noted that information about DRC Partner “will be very easy to find… perhaps the impetus behind the movie ‘Blood Diamonds.’”

25. On or about February 21, 2008, Och-Ziff Employee 6 received an e-mail that attached the initial findings of the due diligence firm, which stated, among other things:

[DRC Partner] has been willing to use his significant political influence with [DRC Official 1]. . . and his clique to facilitate acquisitions, settle disputes and frustrate competitors.... [DRC Partner] was rumoured to have used his influence with [DRC Official 2], [DRC Official l’s] closest aide, and former Katanga governor in order to settle [a commercial] dispute in his favor.. , . Several compliance Watch Lists identify [DRC Partner] as a political [sic] exposed individual as a result of his close ties to the DRC government. He is known to enjoy an extremely close relationship with [DRC Official 1]. . . . He is happy to use his political influence against those with whom he is in dispute. . . . Whether through good PR and legal advice or indeed innocence, no allegations against him have yet been proved. That said, he has been named in a UN report [and] keeps what can only be described as unsavory business associates.

26. Based upon the report, and other publicly available information, various Och-Ziff senior employees had concerns about proceeding with any transaction with DRC Partner. For example, Och-Ziff Employee 6 did not believe Och-Ziff should do business with DRC Partner and expressed to Och-Ziff Employee 3 strong concerns about doing business with DRC Partner. Separately, Och-Ziff Employee 2 had come to believe that it was likely that DRC Partner was able to operate and acquire assets in the DRC because he paid bribes to officials. In or about late February 2008, several members of Och-Ziff senior management advised Och-Ziff Employee 1 that although there was no strict legal or regulatory prohibition on doing business with DRC Partner, such as DRC Partner having being designated by the Office of Foreign Assets Control on a prohibited persons list, they recommended not undertaking transactions with him. Thereafter, Och-Ziff proceeded to conduct several business transactions with DRC Partner in the DRC.

27. Och-Ziff Employee 6 also forwarded the due diligence report on DRC Partner to an outside attorney representing Och-Ziff on anti-corruption issues. The outside attorney advised that providing a convertible loan to DRC Partner would be high-risk, but that there would be “no [anti-money laundering] or anti-corruption issue” as long as DRC Partner “has no discretion with regard to how to spend the proceeds of the loan.” As described below, the subsequent agreements provided DRC Partner with a significant amount of discretion over the use of the loan proceeds.

28. In or about and between March 2008 and February 2011, Och-Ziff entered into several DRC-related transactions with DRC Partner: (1) an April 2008 purchase of approximately $150 million of shares in a publicly traded DRC-focused mining company controlled by DRC Partner (“Company A”); (2) a $124 million convertible loan through a subsidiary company and AGC to Company B, a DRC Partner-controlled shell entity, funded in or about and between April and October 2008 (the “Convertible Loan Agreement”); and (3) a $130 million margin loan to Company C, a DRC Partner-controlled shell entity, in November 2010 and February 2011 (the “Margin Loan Agreement”). Leading up to and through these transactions, Och-Ziff Employee 3 and Och-Ziff Employee 5 were made aware of and participated in the corrupt payments, using funds provided by Och-Ziff to Company B and Company C, that DRC Partner made to various DRC officials to secure mining interests in the DRC.

B. The Bribery Scheme to Consolidate DRC Copper Mines

29. The first aspect of Och-Ziff’s partnership with DRC Partner involved Och-Ziff, OZ Africa or AGC structuring and funding simultaneous investments into two companies controlled by DRC Partner: Company A and Company B. On or about March 7, 2008, Och-Ziff Employee 3 e-mailed a description of the first part of this plan to Och-Ziff Employee 1. In the e-mail, Och-Ziff Employee 3 stated that there would be three upcoming transactions requiring Och-Ziff funds. First, Och-Ziff would buy $150 million of new shares to be issued by Company A, controlled by DRC Partner, which Och-Ziff Employee 3 described as “the second biggest copper company in DRC.” Second, DRC Partner would offer AGC 50 percent of a nearby copper and cobalt mine “at a very attractive price,” and AGC would likely invest up to $200 million in it. Third, AGC and DRC Partner would buy 55 percent of a company called Africo Resources Limited (“Africo”), which owned a copper asset “next door” to DRC Partner’s copper and cobalt mine Och-Ziff Employee 3 wrote that the “[g]ame plan is to eventually merge [the copper and cobalt mine] and Africo into [Company A] for stock and control the company jointly with [DRC Partner].”

30. Africo was a Canadian mining company engaged in a dispute concerning its ownership interest in a DRC copper mine (the “DRC Mine”). The dispute involved a Congolese company called Akam Mining SPRL (“Akam”), which had obtained an ex parte default judgment against Africo following an employment dispute. In fact, DRC Official 2 had orchestrated the taking of Africo’s interest in the DRC Mine and made it available to DRC . Partner. Africo had engaged in legal proceedings in the DRC courts to try to nullify the seizure of its interest in the DRC Mine, which remained pending in March 2008.

31. On or about March 16, 2008, Och-Ziff Employee 3 received an e-mail from DRC Partner, which stated in part:

As you can see, our only real point is this flexibility. The DRC landscape is in the making and I am shaping it - like no one else. I would love to have you beside me as a long-term partner. As 40% [Company A] shareholder, I facilitated your entry at an attractive time / price knowing that you see there is a bigger picture in all of this. What this bigger picture exactly looks like, is yet to be determined, but it is your partner who is holding the pen - I just need flexibility on the drawing board to create full value for our partnership.

32. Following DRC Partner’s negotiations on behalf of Och-Ziff, on or about March 27, 2008, Och-Ziff entered into a supplemental subscription agreement with Company A, as contemplated in Och-Ziff Employee 3’s e-mails above, to purchase a total of 150 million shares for a total of approximately $150 million. The stated purpose of the offering by Company A, to which Och-Ziff subscribed, was to raise capital to fund the company’s ongoing mining efforts in the DRC. That same day, on or about March 27, 2008, DRC Partner caused $11 million to be delivered to DRC Official 2.

33. Och-Ziff and DRC Partner agreed on a multi-step plan to obtain the disputed mining interest by acquiring Akam using Och-Ziff funds, and then settling the legal dispute over the DRC Mine. As part of its agreement, Och-Ziff, through AGC, provided Company B with significant financing to carry out the resolution of the DRC legal dispute and to gain control of Africo. This financing was provided through the Convertible Loan Agreement, which was originally intended to be approximately $115 million, funded in two tranches of $15 million and $100 million.

34. On or about April 3, 2008, Och-Ziff Employee 5 sent an e-mail to Och-Ziff Employee 3 and others seeking approval to fund the first tranche under the Convertible Loan . Agreement, in the amount of $15 million, to acquire Akam.

35. On or about April 7, 2008, DRC Partner caused $2.2 million to be delivered to DRC Official 2, and on or about April 10, 2008, DRC Partner caused $2.8 million to be delivered to DRC Official 2.

36. On or about April 17, 2008, Och-Ziff, through AGC, funded the first tranche of the Convertible Loan Agreement through wire transfers from New York. This first tranche of $15.750 million was funded purportedly to acquire Akam, make a shareholder loan to Africo, and pay legal expenses. A few days later, on or about April 21, 2008, Africo announced that it reached an agreement with Company B for a private placement of CAD $100 million that would result in Company B (L e. , DRC Partner’s company) owning approximately 60 percent of Africo. This agreement required the approval of Africo’s shareholders.

C. Bribes Resolve Africo and Akam Dispute in DRC

37. DRC Partner caused bribes to be paid to DRC officials, including judges, to ensure that Africo did not obtain a favorable court ruling in its case against Akam that could have affected the outcome of the Africo shareholder vote.

38. On or about June 4, 2008, DRC Partner and one of his associates arranged to pay $500,000 to DRC officials, including judges, who were involved in the Africo court case to corruptly influence the outcome of those proceedings to the benefit of Och-Ziff and DRC Partner. The associate sent a text message to DRC Partner, which read:

Hi [DRC Partner], im with the main lawyer. . . in the africo story, he has to arrange with supreme court, attorney genral [sic] and magistrates, he wants 500 to give to all the officials and 600 for 3 lawyers cabinets that worked on the file in defense[lawyer] and batonnier [lawyer]. the converstaion is vey tough. (while talking i said to ask money to [one of the Akam shareholders], [the Akam shareholder] said he cant because most of the money has to go to [DRC Official 2] . . . i dont know if he wants to provoke me or it was something [the Akam shareholder] invented. . .) but they are now at 1,1 in total.

39. On or about June 4, 2008, the associate sent another text message to DRC Partner, which stated: “he wants 500 for officials, 300 for them (3 lawyers office), 800 and in even in one month an extra 100 to make 900, he is very categoric[.]” Approximately thirty minutes later, the associate sent a text message to DRC Partner, which stated: “with 800 they guarantee the results and they want me to promise that i will add 100 after.” Less than one minute later, DRC Partner responded to the associate’s text message, writing: “We can’t accept a mid result . .. . Africo must be screwd and finished totally!!!!”

40. On or about June 5, 2008, an associate of DRC Partner sent a text message to DRC Partner, which stated: “[lawyer] has met attorney general and the magistrat[e] that has to write the opinion, he also had contact with the 3 judges of supreme court. they got clear instructions to rewrite the opinion and to make sure that akam wins. they also agreed to do the lecture of the opinion on JUNE 13!”

41. On or about June 12, 2008, Africo announced that its shareholders had voted to approve the private placement by DRC Partner through Company B.

42. On or about June 18, 2008, DRC Partner caused $2.5 million to be delivered to DRC Official 2.

D.	Och-Ziff Learns of Allegations of Serious Misconduct Involving Company A and then Provides DRC Partner an Additional $109 Million

43. On or about June 13, 2008, Och-Ziff Employee 3 and Och-Ziff Employee 5 learned of allegations that a significant portion of the money that had been invested in Company A through the April 2008 private placement may have been diverted from a mining investment to a political party in Zimbabwe. Och-Ziff Employee 3 received a message which stated: “[Company A] paid 4 arms into zim, and rented boat from china. Journo has bank transfers apparently.” Neither Och-Ziff Employee 3 nor Och-Ziff Employee 5 reported this matter to Och-Ziff’s legal and compliance employees nor undertook efforts to determine whether the funds had been used as described in the message.

44. On or about June 24, 2008, Och-Ziff, through AGC, funded the second tranche of the Convertible Loan Agreement totaling $98.275 million. The purpose of this tranche was to allow Company B to acquire the Africo shares and gain control over Africo.

45. On or about July 10, 2008, Och-Ziff Employee 3 sent an e-mail to another Och-Ziff employee that read: “U have [Och-Ziff Employee 5’s] mobile. [DRC Partner] just got a big asset for us.”

46. Later that month, on or about July 24, 2008, Och-Ziff, AGC, and DRC Partner amended the Convertible Loan Agreement to provide for a $9 million third tranche for “financing the working capital requirements. . . to the extent such requirements are in accordance with the Business Plan.” Och-Ziff Employee 3 and Och-Ziff Employee 5 knew that the operating expenses for Company B’s business plan included paying bribes to high-level DRC officials.

47. On or about October 9, 2008, Och-Ziff funded its share of the third tranche of the Convertible Loan Agreement totaling $4.5 million, while the joint-venture partner in AGC contributed the remaining $4.5 million.

E. Och-Ziff’s Audit Uncovers Bribery in DRC Partner’s Operations

48. In or about November 2008, AGC employees who were based in South Africa and reported to Och-Ziff Employee 5 conducted an audit of Company B’s expenses to ensure that the third tranche of the Convertible Loan Agreement was properly spent. These AGC employees were given limited access to DRC Partner’s business records. Their draft audit report, which was sent to Och-Ziff Employee 5 and another Och-Ziff employee, included the following paragraph:

Satisfactory answers could not be extracted during my discussions (with [DRC Partner’s employees]) for some of these expenses and it leads one to believe that these are actually the costs of maintaining “political alignment” and for “protocol” with the authorities in the DRC — in other words with senior Government officials. This issue needs to be investigated at the highest level directly with [DRC Partner’s company]. This issue should be flagged as a concern considering AGC’s compliance requirements.

(emphasis in original)

49. After reviewing the draft audit report, Och-Ziff Employee 5 spoke with one of the employees who drafted it and instructed that the above-described paragraph referencing payments for “political alignment” with senior government officials be removed from the report. The employee did as instructed by Och-Ziff Employee 5, and on or about December 9, 2008, the employee sent an e-mail to Och-Ziff Employee 5, which stated, in part: “[Och-Ziff Employee 5,] As discussed please find attached the revised report[.]” The attached revised report did not contain the paragraph that referenced payments to senior government officials.

F. Och-Ziff and DRC Partner Find a Buyer for DRC Assets

50. Och-Ziff and AGC did not exercise the option to convert into equity in Company B, did not require payment on the loan when it was due to be repaid in full on or about April 24, 2009, and did not seek to exercise its rights on the collateral of the loan. Instead, the repayment dates for the Convertible Loan Agreement were continually extended until a publicly traded mining company (“Mining Company 1”) purchased Company B.

51. To attract a buyer for Company B, Och-Ziff Employee 5 worked with DRC Partner to obtain additional assets to inject into or sell alongside Company B, including assets known as Kolwezi Tailings and SMKK. Och-Ziff knew that Kolwezi Tailings had been stripped by the DRC government from a mining company immediately before being obtained by a group of companies controlled by DRC Partner and the DRC government. Och-Ziff also knew that the SMKK asset was the subject of a back-to-back sale that allowed DRC Partner to purchase the asset for $15 million from the DRC-owned and controlled mining company, La Générale des Carrières et des Mines (“Gécamines”), and immediately resell it to Mining Company 1 for $75 million even though Mining Company 1 had the right of first refusal to buy that same interest directly from Gécamines.

52. Throughout the period of DRC Partner’s acquisition of Kolwezi Tailings and SMKK, DRC Partner continued to make corrupt payments to DRC Official 2. For example, on or about December 23, 2009, DRC Partner delivered $1 million to DRC Official 2; on or about January 5, 2010, DRC Partner delivered $2 million to DRC Official 2.

53. On or about August 20, 2010, Mining Company 1 acquired 50.5 percent of Company B. Mining Company 1 agreed to pay up to $575 million over two years, including $50 million in cash. Och-Ziff Employee 3 and Och-Ziff Employee 5 were informed by a co-conspirator that the $50 million was for DRC Partner to “use on the ground” to corruptly acquire Kolwezi Tailings. As part of the deal, Mining Company 1 guaranteed repayment of the Convertible Loan Agreement through a novation of the loan.

54. Following the novation of the Convertible Loan Agreement, Och-Ziff continued to provide DRC Partner with financing in exchange for deal flow of investment opportunities in the DRC, per their original agreement.

G. Och-Ziff Provides DRC Partner an Additional $130 Million

55. On or about November 11, 2010, Och-Ziff Employee 3 sent an e-mail to another Och-Ziff employee, which stated: “[DRC Partner] has asked for a margin loan on katanga shares which want u to handle.”

56. On or about November 16, 2010, an Och-Ziff employee sent a draft term sheet for the loan to Och-Ziff Employee 3, who then forwarded it on to DRC Partner. The parties then negotiated the terms of the loan. DRC Partner’s representatives stressed that they would need to make intercompany loans with the proceeds of the loan and that any “use of proceeds” provision in the loan document would have to be generic.

57. On or about November 18, 2010, Och-Ziff incorporated a new Cayman Islands based partnership called CML Investments Ltd. (“CML”). CML was controlled by Och-Ziff.

58. On or about November 24, 2010, Och-Ziff, in two separate transfers through CML, extended a $110 million margin loan to Lora Enterprises Limited (“Lora”), a DRC-Partner-controlled company. The use of proceeds provision allowed for “(ii) funding existing activities of Affiliates of the Borrower and acquisitions of other business interests by its Affiliates; and (iii) other general purposes of the Borrower’s Affiliates.”

59. On or about February 17, 2011, CML and Lora agreed to an amended and restated margin loan agreement which increased the amount of funding available to Lora by an additional $20 million.

60. In or about and between November 2010 and February 2011, DRC Partner caused approximately $20 million in corrupt payments to be made to various DRC officials, including the following payments made on or about the following dates:

Date	Amount in USD	Bribe Recipient
December 1, 2010	$1 million	DRC Official 1
December 3, 2010	$2 million	DRC Official 1
December 7, 2010	$2 million	DRC Official 1
December 9, 2010	$2 million	DRC Official 1
December 15, 2010	$350,000	DRC Official 2
December 17, 2010	$250,000	DRC Official 2
January 13, 2011	$500,000	DRC Official 2
February 9, 2011	$3 million	DRC Official 1
February 9, 2011	$1 million	DRC Official 2
February 23, 2011	$750,000	DRC Official 1

61. On or about February 12, 2012, DRC Official 2 died. On or about February 13, 2012, Och-Ziff Employee 5 sent an e-mail message to Och-Ziff Employee 3, which stated: “FYI, [DRC Official 2 is] dead, [DRC Partner’s] key guy in DRC.” Och-Ziff Employee 5’s e-mail included the text of a Financial Times article on the official’s death, which stated, among other things: “[DRC Official 2], member of parliament and a former governor of Congo’s copper heartlands province, Katanga, cut a shadowy figure. Diplomats associate him with Congo’s entrenched corruption and a series of secret investments. Congo is one of the world’s poorest countries despite its mineral wealth, and ranks among the worst places to do business.” .

62. On or about February 15, 2012, DRC Partner sent a text message to Och-Ziff Employee 5, which stated, “I’m fine. . . sad but fine. . . I will have to help [DRC Official 1] much more now. . . tomorrow the burial will take place.”

63. In or about and between August 2012 and January 2013, Och-Ziff received wire transfers of $342,091,110 from DRC Partner-controlled companies as satisfaction of the outstanding agreements, representing a profit of approximately $91,181,182.

THE LIBYA CORRUPTION SCHEME

A. Och-Ziff Engages Libya Intermediary to Obtain Investments in Libya

64. Beginning in or around 2007, Och-Ziff sought to secure investments from the LIA into the Och-Ziff Hedge Funds. In connection with these efforts, in or about 2007, Och-Ziff Employee 3 arranged to have Libya Intermediary act on Och-Ziff’s behalf to obtain an investment from the LIA. At the time Och-Ziff engaged Libya Intermediary, Och-Ziff Employee 3 knew that Libya Intermediary would need to make corrupt payments to Libyan officials to secure that investment. Libya Intermediary did in fact make corrupt payments to and for the benefit of Libyan Official 1, Libyan Official 2, and Libyan Official 3.

65. In addition, during the time Libya Intermediary was working as Och-Ziff’s agent to secure an investment from the LIA, Och-Ziff Employee 3 caused Och-Ziff funds to invest $40 million in a Libyan real estate development project (the “Libya Real Estate Development Project”), which was founded and overseen by Libya Intermediary. Och-Ziff Employee 3 described his motivation to make this $40 million investment as, in part, “a bet on Libya here and relationship need to get done quickly,” a reference to the relationship with Libya Intermediary. In connection with this investment, Och-Ziff paid a $400,000 “deal fee” to an entity controlled by Libya Intermediary, which Och-Ziff Employee 3 understood was to compensate Libya Intermediary for bribes that Libya Intermediary had to pay to Libyan officials in connection with the Libya Real Estate Development Project.

66. In or about February 2007 onward, Libya Intermediary worked as Och-Ziff’s agent to obtain an asset placement from the LIA. Prior to engaging Libya Intermediary to work on Och-Ziff’s behalf, Och-Ziff did not conduct any due diligence on Libya Intermediary, and there was no formal approval of Libya Intermediary to work on behalf of Och-Ziff.

67. In or about and between February 2007 and March 2007, Libya Intermediary explained to Och-Ziff Employee 3 that the LIA was largely controlled by Libyan Official 1 through Libyan Official 3. Libya Intermediary arranged for Och-Ziff Employee 3 to meet with Libyan Official 1 and Libyan Official 3 in Vienna, Austria.

68. On or about March 7, 2007, Och-Ziff Employee 3 traveled from London, England to Vienna, Austria to attend the meeting, which took place in a hotel suite, with Libya Intermediary, Libyan Official 1, Libyan Official 3 and an associate of Libya Intermediary. At the meeting, Och-Ziff Employee 3 and Libyan Official 1 discussed Och-Ziff’s business and the LIA generally and the possibility of the LIA making an investment in the Och-Ziff Hedge Funds.

69. Although Och-Ziff Employee 3 did not inform the legal or compliance functions at Och-Ziff about the meeting with Libyan officials, he informed Och-Ziff Employee 1 of the meeting. Shortly after the meeting, Och-Ziff Employee 3 sent an e-mail to Och-Ziff Employee 1, stating, “Meetings are amazing. They have 77 billion, half in cash and no idea who to give it to.” Later that same day, Och-Ziff Employee 3 sent an e-mail to Och-Ziff Employee 1, stating, “I haven’t been this excited in a while.”

70. On or about March 8, 2007, Och-Ziff Employee 3 sent an e-mail to Libyan Official 3, which stated, in part: “It was very nice meeting you yesterday. I think there are many ways we can work together on the investment side. I have attached an overview of our main fund. I would love to get you in as an investor in one of our funds so we can start a dialogue and look at investments together.”

71. On or about May 29, 2007, Och-Ziff Employee 1 sent an e-mail to Och-Ziff Employee 3 inquiring about the status of the potential investment from the LIA. Och-Ziff Employee 3 sent a response, stating, “I thought you were against it so I havent [sic] pursued it. The agent wants to come in and see me this week. You OK with that?” Och-Ziff Employee 1 responded, “I will be ok. Will call you.”

72. On or about August 9, 2007, Och-Ziff Employee 1 sent an e-mail to Och-Ziff Employee 3, asking: “Is Libya in for Sept 1?” Och-Ziff Employee 3 responded, “I think so. Will check.”

73. On or about September 11, 2007, an employee of a due diligence firm transmitted a report on Libya Intermediary and his business partner to Och-Ziff employees via an e-mail, which stated in part: “These guys [Libya Intermediary and his business partner] were hard to pin down because they have always acted as advisors and kept their money and interests offshore.” The background report added that: “[Libya Intermediary’s company] uses special purpose vehicles based offshore that have no subsidiaries, no employees and no operations other than relating to the transaction for which they were established. This, and their activities as ‘fixers’, means that there is little documented evidence of the company’s activities either in the UK or internationally.”

74. On or about and between September 19, 2007 and September 20, 2007, Och-Ziff Employee 3, Och-Ziff Employee 4, and another Och-Ziff employee traveled to Tripoli, Libya, where they were met by Libya Intermediary. Libya Intermediary arranged for the landing permits and visas for this trip through Libyan Official 2.

75. On or about September 20, 2007, Och-Ziff Employee 3 and Och-Ziff Employee 4 met with the LIA at the LIA’s office. Indeed, Libya Intermediary did not accompany them to this meeting despite purportedly serving as Och-Ziff’s introductory agent. To the contrary, Libya Intermediary communicated to Och-Ziff Employee 3 that Libya Intermediary’s role as Och-Ziff’s agent could not be publicly disclosed to the LIA. Prior to the meeting, Och-Ziff Employee 3 did not disclose to Och-Ziff Employee 4 that Libya Intermediary was acting as Och-Ziff’s agent for the potential LIA investment. Och-Ziff Employee 3 also did not inform Och-Ziff Employee 4 that he (Och-Ziff Employee 3) previously had met with Libyan Official 1 and Libyan Official 3 in Vienna, Austria to solicit an investment from the LIA. There was no mention of Libya Intermediary during the meeting.

B. Libya Intermediary’s “Consultancy Agreement” and the LIA’s Investment of $300 Million into the Och-Ziff Hedge Funds

76. Throughout in or about 2007, over the course of multiple conversations, Och-Ziff Employee 3 and Libya Intermediary negotiated the amount of the fee Och-Ziff would pay to Libya Intermediary in the event Och-Ziff received an investment from the LIA. During these discussions, Libya Intermediary repeatedly told Och-Ziff Employee 3 that Libya Intermediary would have to confer with an undisclosed third-party to confirm whether or not the proposed size of the fee was acceptable. Och-Ziff Employee 3 told Libya Intermediary that Och-Ziff was limited in how much it could pay because it was a regulated entity in the United States. Och-Ziff Employee 3, Libya Intermediary, and the undisclosed third-party ultimately agreed on a fee of $3,750,000 to be paid in two installments for the LIA’s $300 million investment into the Och-Ziff Hedge Funds.

77. On or about November 26, 2007, which was four days before the LIA funded its $300 million investment, Och-Ziff Employee 3 spoke with Och-Ziff Employee 1 about paying Libya Intermediary a fee in connection with the LIA investment.

78. The next day, on or about November 27, 2007, Och-Ziff Employee 1 forwarded an e-mail from an Och-Ziff officer to Och-Ziff Employee 3. The e-mail contained conditions that had to be met for the fee to be paid:

. . . There has to be a written agreement between OZ and the person who receives payment that. . . requires the solicitor, at the time of any solicitation, to provide the client with a copy of the [investment adviser registration] and a separate written disclosure document containing information relating to the solicitation arrangemen [sic] (including the comp to be paid); and the adviser receives from the client an executed acknowledgment showing that the client received the separate written disclosure document[.]

79. After receiving the legal advice forwarded by Och-Ziff Employee 1 on or about November 27, 2007, Och-Ziff Employee 3 contacted Libya Intermediary and informed Libya Intermediary that, contrary to their previous discussions, Och-Ziff, might be required to disclose Libya Intermediary’s role as an Och-Ziff agent to the LIA. Libya Intermediary and Och-Ziff Employee 3 discussed ways to satisfy Och-Ziff’s requirements without actually providing such disclosure to the LIA. To this end, Och-Ziff Employee 3 and Libya Intermediary discussed the possibility of Och-Ziff delivering the disclosure to the LIA through Libya Intermediary, which Libya Intermediary would fail to deliver. Och-Ziff Employee 3 and Libya Intermediary also discussed the possibility of Libya Intermediary providing a false representation to Och-Ziff that Libya Intermediary had provided the LIA with disclosure of Libya Intermediary’s role.

80. On or about November 30, 2007, Och-Ziff received the signed subscription documents and wire transfers from the LIA for a total investment of $300 million into two of the Och-Ziff Hedge Funds.

81. A few days later, on or about December 4, 2007, an officer of Och-Ziff sent an e-mail to Och-Ziff Employee 3, which attached a consultancy agreement (the “Consultancy Agreement”) and an anti-corruption side letter (the “Side Letter”) between OZ Management LP and a special purpose vehicle based in the British Virgin Islands (“BVI SPV-1”), which Libya Intermediary established for the sole of purpose of receiving the LIA-related fee from Och-Ziff. Och-Ziff Employee 3 replied to the e-mail stating: “looks good.” The Consultancy Agreement described BVI SPV-1 as follows: “[BVI SPV-1] has technical and commercial expertise in Libya as a consultant to companies (in particular in information gathering, strategic analysis, high-level introduction, negotiations and promotion of projects and implementation).” This description was false insofar as BVI SPV-1 had no employees, had no expertise and had never acted as a consultant in Libya or elsewhere to any company.

82. The Consultancy Agreement stated that: “[BVI SPV-1] has offered to provide assistance to [OZ Management LP] with respect to introducing the Company to the [LIA], developing and coordinating strategy and tactics to promote and encourage LIA to invest in [OZ Management LP] by cash injection into the account of [OZ Management LP] or any of its funds[.]” Under the terms of the Consultancy Agreement, BVI SPV-1 undertook to “assist OZ Management LP in connection with the introduction of the [OZ Management LP] to and promoting its interests and reputation with LIA.” The forward-looking agreement did not reflect that Libya Intermediary had been working for Och-Ziff, at the direction of Och-Ziff Employee 3, since February 2007. The fee for the purported services was $3.75 million, payable in two installments.

83. The Side Letter, which included anti-corruption representations from the BVI SPV-1, stated: “[t]he Investor has been informed in writing of the [Consultancy] Agreement and the consideration payable to ourselves thereunder.” This representation was false; the LIA was not notified in writing or otherwise that Och-Ziff agreed to pay fees to BVI SPV-1 in connection with the LIA’s investment into the Och-Ziff Hedge Funds. Och-Ziff did not obtain a copy of any written notification, nor did Och-Ziff attempt to notify the LIA directly of its relationship with Libya Intermediary or BVI SPV-1, nor did Och-Ziff obtain an acknowledgement from the LIA that it had been notified of Libya Intermediary’s agreement or payments.

84. The Consultancy Agreement and the Side Letter were executed between OZ Management LP and BVI SPV-1 on or about. January 15, 2008, but backdated to appear as if they were executed on or about December 5, 2007. Contrary to Och-Ziff internal policies requiring Och-Ziff to conduct sufficient due diligence on proposed business transactions and partners to be confident in the legitimacy of proposed transactions, Och-Ziff did not conduct any due diligence on BVI SPV-1 before entering into the Consultancy Agreement.

C. Bribe Payments to Various Libyan Officials

85. On or about January 16, 2008, Och-Ziff paid BVI SPV-1 $2.25 million in connection with Libya Intermediary’s work on behalf of Och-Ziff to obtain the $300 million investment from the LIA. That same day, on or about January 16, 2008, Och-Ziff Employee 3 described Libya Intermediary in an e-mail to a business associate as follows: “[Libya Intermediary] is very close to [Libyan Official 1], LIA and other government officials. . . . Alot [sic] of people in Libya say they can get things done, but [Libya Intermediary] actually does so I dont [sic] think it will be a waste of your time.”

86. On or about January 29, 2008, Libya Intermediary, through BVI SPV-1, transferred two-thirds of the interest in BVI-SPV-1 to an associate of Libya Official 1. On or about January 31, 2008, BVI SPV-1 sent a wire transfer totaling $1,507,659.61 through an intermediary account which was subsequently paid onward to an account in Switzerland held by a proxy for the benefit of Libyan Official 1.

87. On March 5, 2008, BVI SPV-1 transferred $331,478.00 from its account at Investec Bank in Guernsey to an account for a British Virgin Islands company that was controlled by Libya Intermediary (“BVI SPV-2”).

88. The next day, on or about March 6, 2008, Libya Intermediary transferred €500,045 from an account at Standard Chartered in Jersey to a Bank of Valetta account in Malta in the name of Libya Official 2’s son, over which Libya Official 2 had signatory authority.

89. Also on or about March 6, 2008, Libya Intermediary transferred $400,000 from BVI SPV-2’s US Dollar account at Blom Banque France, London Branch to a Bank of Valetta account in Malta in the name of Libya Official 2’s son, over which Libya Official 2 had signatory authority.

90. In addition, Libya Intermediary regularly provided Libyan Official 3 with in-kind payments to gain and maintain influence with Libyan Official 3. These in-kind payments included, but were not limited to, payments for luxury travel, hotel accommodations and jewelry. Libya Intermediary also paid the living expenses of Libyan Official 3’s brother while he resided in London.

91. The second tranche of the “consultancy fee” owed by OZ Management LP to BVI SPV-1 in connection with the original $300 million LIA investment was due to be paid on or about December 1, 2008. On or about October 30, 2008, Libya Intermediary spoke with Och-Ziff Employee 3 and asked to be paid early, and Och-Ziff Employee 3 agreed to do so. Och-Ziff Employee 3 directed Och-Ziff personnel to pay Libya Intermediary’s invoice. On or about November 5, 2008, at the direction of Libya Intermediary, BVI SPV-1 transferred $1,005,000.00 from its account to an intermediary account, which was subsequently paid onward to an account in Switzerland held by a proxy for the benefit of Libyan Official 1.

92. Och-Ziff accrued fees and incentive income from the LIA fund investment totaling approximately $100,181,881.

OCH-ZIFF’S POLICIES, PROCEDURES AND CONTROLS

93. At all times relevant, Och-Ziff sought business opportunities in countries with high corruption risks, including, among other places, the DRC, Libya, Chad, and Niger. Despite understanding the nature of the corruption risks presented by doing business in those countries, Och-Ziff knowingly failed to implement an adequate system of internal accounting controls and failed to enforce the internal accounting controls it did have in place, which failed to prevent bribe payments from being made in DRC, Libya, Chad, and Niger. Further, in instances where the potential improper use of proceeds was identified, Och-Ziff did not take corrective measures, obtain verification of payments or seek to exercise contractually available audit or cancellation rights.

94. Och-Ziff also knowingly failed to implement and maintain adequate controls for the approval of business transactions and consultancy agreements. With respect to Libya Intermediary, although Och-Ziff had prior dealings with Libya Intermediary relating to obtaining a Kazakhstan oil field investment, it did not conduct due diligence on, and only obtained anti-corruption representations from, BVI SPV-1, a shell company that did not actually provide or support any of the services rendered. Och-Ziff further permitted Och-Ziff Employee 3 to enter into arrangements for deal fees and payments without requiring contracts, proof of services or legal pre-approval, including for an earlier $400,000 deal fee to Libya Intermediary in connection with the Libya Real Estate Development Project where no agreement was in place and Och-Ziff Employee 3 knew that the fee would be used for bribe payments. Och-Ziff approved the payment of the deal fee without conducting adequate due diligence on the offshore entity which received the funds and without restricting the funds’ use.

95. Och-Ziff did not implement controls to ensure the effective enforcement of policies governing interactions by third-parties with prospective clients, including requirements (a) that such arrangements were to be pre-cleared by legal or compliance and (b) that Och-Ziff provide prospective clients with a written disclosure of any agreements for a third-party to secure money from the prospective client on behalf of Och-Ziff.

96. Och-Ziff also knowingly failed to implement and maintain controls to address known risks for corruption or misuse of company funds in connection with contractual agreements-or investments. Och-Ziff proceeded to conduct multiple business transactions with DRC Partner and entities associated with him despite objections from senior compliance and control personnel. When Och-Ziff Employee 3 and Och-Ziff Employee 5 learned of possible misuse of funds in connection with the Company A investment, Och-Ziff conducted no review or audit to confirm or rebut the allegations, and thereafter advanced more than $200 million to DRC Partner for additional transactions. Further, Och-Ziff continued to engage with business partners after those partners had presented deals where corrupt payments were expressly required. For example, a deal presented by Och-Ziff’s partner in AGC to Och-Ziff Employee 3 included “$5 million for the ongoing Presidential campaign” in a West African country. Although Och-Ziff Employee 3 shared this proposal with two analysts, it was not shared with legal or compliance.

97. In connection with funding AGC’s first fund, Och-Ziff did not establish adequate controls over the use of proceeds provided by Och-Ziff to its future joint-venture partner. Prior to the formation of the first AGC-branded investment fund, African Global Capital, LP (“AGC I”), Och-Ziff funded requests for loans that were convertible into equity in AGC Ito its business partners on short notice and without completing adequate due diligence on the use of the proceeds. On or about June 1, 2007, an Och-Ziff analyst responsible for assessing the projects e-mailed Och-Ziff Employee 3: “I’ve asked for budgets etc for all these projects but nothing yet,” and followed up by writing, “[w]e’ve seen the basic structure for these and did ‘just’ enough to put the loan together last time . . . as they needed it asap.” On or about October 2, 2007, the same analyst e-mailed Och-Ziff Employee 3: “Been trying to get exact detail etc on where money is going but detail isn’t great. Don’t think we can get huge amounts more detail now (been trying for a while) but we need to find a systematic way of approving expenditure in the future.” Despite repeatedly failing to conduct sufficient due diligence, Och-Ziff continued to fully fund the requests of its joint-venture partners and never developed a systematic way to track the funds provided to the joint venture through 2012.

98. In or about and between May 2007 and February 2009, an AGC portfolio company used funds provided by Och-Ziff to pay various consultants employed by the joint-venture portfolio company, including a Gabonese national (“Gabonese Consultant”). Beginning in October 2007, Och-Ziff became aware that the salary payments to Gabonese Consultant in connection with operations in Chad and Niger, were a “deal introduction related consulting fee,” and that Gabonese Consultant’s “consulting fee” was nearly two and one-half times the salary of the remaining 19 portfolio-company employees combined. Och-Ziff further identified other unknown consultant payments and that the funds provided by Och-Ziff to the joint-venture partners were being used for, among other purposes, personal expenditures and personal travel of the joint-venture partners. In or about and between January 2008 and July 2008, despite identifying that the joint-venture payments were not being adequately justified, including the payments to Gabonese Consultant, Och-Ziff funded approximately $20,141,734 in capital calls for the joint venture. Ultimately, portions of these capital calls funded by Och-Ziff were used to reimburse bribe payments that Gabonese Consultant had made in Chad and Niger.

99. On or about October 3, 2008, Och-Ziff Employee 3 received an e-mail containing the results of an audit of the joint-venture portfolio company which indicated, among other things: “Results of audit are very weak with poor controls and management . . . . [Subsidiary companies and management] needs [sic] significantly more supervision.” Och-Ziff did not thereafter sufficiently address the deficiencies identified in the audit. Further, senior employees of Och-Ziff, including Och-Ziff Employee 3, did not adequately enforce various applicable internal policies, including the AGC Anti-Corruption and Anti-Money Laundering Policy and Suggested Procedures which Och-Ziff had specifically designed to be implemented at the joint venture. When Gabonese Consultant later refused to sign anti-corruption warranties, Och-Ziff continued to do business with him as an intermediary in 2011.

100. In or about and between mid-2007 and February 2009, Gabonese Consultant provided at least $2 million in bribe payments to officials in Niger and the Republic of Chad in connection with obtaining uranium concessions for the joint venture. Och-Ziff and the joint venture continued to hold and renew licenses for the uranium concessions through 2012. During the relevant period, Och-Ziff accrued approximately $30 million in fees in connection with investments for which it failed to implement or enforce effective controls.

UNANIMOUS WRITTEN CONSENT OF

THE BOARD OF DIRECTORS

OF OCH-ZIFF HOLDING CORPORATION

September 28, 2016

The undersigned, being the sole director of the Corporation (as defined below), hereby ratifies, approves, adopts and consents to the following resolutions as the action of the Board (as defined below), pursuant to Section 141(f) of the Delaware General Corporation Law (the “DGCL”); without the formality of a meeting. It is the intent of the undersigned that this consent be executed in lieu of a meeting of the Board, and that it shall be filed with the minutes of proceedings of the Board.

PLEA AGREEMENT BY OZ AFRICA

WHEREAS, Och-Ziff Capital Management Group LLC, a Delaware limited liability company (the “Company”), has been engaged in discussions with the U.S. Department of Justice, Criminal Division, Fraud Section (the “DOJ”) and the United States Attorney’s Office for the Eastern District of New York (together with the DOJ, the “Offices”) regarding issues arising in relation to certain improper payments to foreign officials to facilitate and assist in obtaining business for the Company;

WHEREAS, in order to resolve such discussions, the Company has agreed to enter into a deferred prosecution agreement with the Offices (the “Deferred Prosecution Agreement”) and it is also proposed that OZ Africa Management GP, LLC, a Delaware limited liability company (“OZ Africa”), plead guilty pursuant to a plea agreement substantially in the form attached as Annex A hereto in the United States District Court for the Eastern District of New York (the “Plea Agreement”), to be filed simultaneously with the Deferred Prosecution Agreement;

WHEREAS, Och-Ziff Holding Corporation, a Delaware corporation (the “Corporation”), is the general partner of OZ Management LP, the managing member of OZ Africa (“OZM”);

WHEREAS, David M. Becker, Esq., Chief Legal Officer of the Company, together with outside counsel for the Company and outside counsel for the Audit Committee, have advised the Board of Directors of the Corporation (the “Board”) of OZ Africa’s rights, possible defenses, the Sentencing Guidelines’ provisions, and the consequences of OZ Africa entering into the Plea Agreement with the Officers;

WHEREAS, the Board desires to approve the terms set forth in the Plea Agreement and authorize any director or officer of the Company, the Company’s Chief Legal Officer or his designee, and Gibson, Dunn & Crutcher LLP, outside counsel to the Company and OZ Africa, to execute the Plea Agreement on behalf of OZ Africa (each such person, an “Authorized Person”); and

WHEREAS, the Board desires to authorize each Authorized Person to waive indictment on behalf of OZ Africa, to appear on behalf of OZ Africa in any proceedings relating to the Plea Agreement and the matters to which the Plea Agreement relates and to take all ancillary or related acts on behalf of OZ Africa.

Vice President for the Defendant and that I have been duly authorized by the Defendant to execute the Agreement on behalf of the Defendant.

Date: 9/29/2016

OZ AFRICA MANAGEMENT GP, LLC

By:	/S/ Joel M. Frank
Joel M. Frank Vice President

ATTACHMENT C

CORPORATE COMPLIANCE PROGRAM

In order to address any deficiencies in its internal controls, compliance code, policies, and procedures regarding compliance with the Foreign Corrupt Practices Act (“FCPA”), 15 U.S.C. §§ 78dd-1, et seq., and other applicable anti-corruption laws, Och-Ziff Capital Management Group LLC (the “Company”) agrees to continue to conduct, in a manner consistent with all of its obligations under this Agreement, appropriate reviews of its existing internal controls, policies, and procedures.

Where necessary and appropriate, the Company agrees to adopt new or to modify existing internal controls, compliance code, policies, and procedures in order to ensure that it maintains: (a) a system of internal accounting controls designed to ensure that the Company makes and keeps fair and accurate books, records, and accounts; and (b) a rigorous anti-corruption compliance program that includes policies and procedures designed to detect and deter violations of the FCPA, foreign law counterparts, and other applicable anti-corruption laws (collectively, the “anti-corruption laws”). At a minimum, this should include, but not be limited to, the following elements to the extent they are not already part of the Company’s existing internal controls, compliance code, policies, and procedures:

High-Level Commitment

1. The Company will ensure that its directors and senior management provide strong, explicit, and visible support and commitment to its corporate policy against violations of the anti-corruption laws and its compliance code.

Policies and Procedures

2. The Company will develop and promulgate a clearly articulated and visible corporate policy against violations of the anti-corruption laws, which policy shall be memorialized in a written compliance code.

3. The Company will develop and promulgate compliance policies and procedures designed to reduce the prospect of violations of the anti-corruption laws and the Company’s compliance code, and the Company will take appropriate measures to encourage and support the observance of ethics and compliance policies and procedures against violation of the anti-corruption laws by personnel at all levels of the Company. These anti-corruption policies and procedures shall apply to all directors, officers, and employees and, where necessary and appropriate, outside parties acting on behalf of the Company in a foreign jurisdiction, including but not limited to, agents and intermediaries, consultants, representatives, distributors, teaming partners, contractors and suppliers, consortia, and joint venture partners (collectively, “agents and business partners”). The Company shall notify all employees that compliance with the policies and procedures is the duty of individuals at all levels of the company. Such policies and procedures shall address:

a. gifts;

b. hospitality, entertainment, and expenses;

c. customer travel;

d. political contributions;

e. charitable donations and sponsorships;

f. facilitation payments; and

g. solicitation and extortion.

4. The Company will ensure that it has a system of financial and accounting procedures, including a system of internal controls, reasonably designed to ensure the maintenance of fair and accurate books, records, and accounts. This system should be designed to provide reasonable assurances that:

a. transactions are executed in accordance with management’s general or specific authorization;

b. transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and to maintain accountability for assets;

c. access to assets is permitted only in accordance with management’s general or specific authorization; and

d. the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Periodic Risk-Based Review

5. The Company will develop these compliance policies and procedures on the basis of a periodic risk assessment addressing the individual circumstances of the Company, in particular the foreign bribery risks facing the Company, including, but not limited to, its geographical organization, interactions with various types and levels of government officials, industrial sectors of operation, involvement in joint venture arrangements, importance of licenses and permits in the Company’s operations, degree of governmental oversight and inspection, and volume and importance of goods and personnel clearing through customs and immigration.

6. The Company shall review its anti-corruption compliance policies and procedures no less than annually and update them as appropriate to ensure their continued effectiveness, taking into account relevant developments in the field and evolving international and industry standards.

Proper Oversight and Independence

7. The Company will assign responsibility to one or more senior corporate executives of the Company for the implementation and oversight of the Company’s anti-corruption compliance code, policies, and procedures. Such corporate official(s) shall have the authority to report directly to independent monitoring bodies, including internal audit, the Company’s Board of Directors, or any appropriate committee of the Board of Directors, and shall have an adequate level of autonomy from management as well as sufficient resources and authority to maintain such autonomy.

Training and Guidance

8. The Company will implement mechanisms designed to ensure that its anti-corruption compliance code, policies, and procedures are effectively communicated to all directors, officers, employees, and, where necessary and appropriate, agents and business partners. These mechanisms shall include: (a) periodic training for all directors and officers, all employees in positions of leadership or trust, positions that require such training (e.g., internal audit, sales, legal, compliance, finance), or positions that otherwise pose a corruption risk to the Company, and, where necessary and appropriate, agents and business partners; and (b) corresponding certifications by all such directors, officers, employees, agents, and business partners, certifying compliance with the training requirements.

9. The Company will maintain, or where necessary establish, an effective system for providing guidance and advice to directors, officers, employees, and, where necessary and appropriate, agents and business partners, on complying with the Company’s anti-corruption compliance code, policies, and procedures, including when they need advice on an urgent basis or in any foreign jurisdiction in which the Company operates.

Internal Reporting and Investigation

10. The Company will maintain, or where necessary establish, an effective system for internal and, where possible, confidential reporting by, and protection of, directors, officers, employees, and, where appropriate, agents and business partners concerning violations of the anti-corruption laws or the Company’s anti-corruption compliance code, policies, and procedures.

11. The Company will maintain, or where necessary establish, an effective and reliable process with sufficient resources for responding to, investigating, and documenting allegations of violations of the anti-corruption laws or the Company’s anti-corruption compliance code, policies, and procedures.

Enforcement and Discipline

12. The Company will implement mechanisms designed to effectively enforce its compliance code, policies, and procedures, including appropriately incentivizing compliance and disciplining violations.

13. The Company will institute appropriate disciplinary procedures to address, among other things, violations of the anti-corruption laws and the Company’s anti-corruption compliance code, policies, and procedures by the Company’s directors, officers, and employees. Such procedures should be applied consistently and fairly, regardless of the position held by, or perceived importance of, the director, officer, or employee. The Company shall implement procedures to ensure that where misconduct is discovered, reasonable steps are taken to remedy the harm resulting from such misconduct, and to ensure that appropriate steps are taken to prevent further similar misconduct, including assessing the internal controls, compliance code, policies, and procedures and making modifications necessary to ensure the overall anti-corruption compliance program is effective.

Third-Party Relationships

14. The Company will institute appropriate risk-based due diligence and compliance requirements pertaining to the retention and oversight of all agents and business partners, including:

a. properly documented due diligence pertaining to the hiring and appropriate and regular oversight of agents and business partners;

b. informing agents and business partners of the Company’s commitment to abiding by anti-corruption laws, and of the Company’s anti-corruption compliance code, policies, and procedures; and

c. seeking a reciprocal commitment from agents and business partners.

15. Where necessary and appropriate, the Company will include standard provisions in agreements, contracts, and renewals thereof with all agents and business partners that are reasonably calculated to prevent violations of the anti-corruption laws, which may, depending upon the circumstances, include: (a) anti-corruption representations and undertakings relating to compliance with the anti-corruption laws; (b) rights to conduct audits of the books and records of the agent or business partner to ensure compliance with the foregoing; and (c) rights to terminate an agent or business partner as a result of any breach of the anti-corruption laws, the Company’s compliance code, policies, or procedures, or the representations and undertakings related to such matters.

Mergers and Acquisitions

16. The Company will develop and implement policies and procedures for mergers and acquisitions requiring that the Company conduct appropriate risk-based due diligence on potential new business entities, including appropriate FCPA and anti-corruption due diligence by legal, accounting, and compliance personnel.

17. The Company will ensure that the Company’s compliance code, policies, and procedures regarding the anti-corruption laws apply as quickly as is practicable to newly acquired businesses or entities merged with the Company and will promptly:

a. train the directors, officers, employees, agents, and business partners consistent with Paragraph 8 above on the anti-corruption laws and the Company’s compliance code, policies, and procedures regarding anti-corruption laws; and

b. where warranted, conduct an FCPA-specific audit of all newly acquired or merged businesses as quickly as practicable.

Monitoring and Testing

18. The Company will conduct periodic reviews and testing of its anti-corruption compliance code, policies, and procedures designed to evaluate and improve their effectiveness in preventing and detecting violations of anti-corruption laws and the Company’s anti-corruption code, policies, and procedures, taking into account relevant developments in the field and evolving international and industry standards.

ATTACHMENT D

INDEPENDENT COMPLIANCE MONITOR

The duties and authority of the Independent Compliance Monitor (the “Monitor”), and the obligations of Och-Ziff Capital Management Group LLC (the “Company”), on behalf of itself and its subsidiaries and affiliates, with respect to the Monitor and the United States Department of Justice, Criminal Division Fraud Section and United States Attorney’s Office for the Eastern District of New York (the “Offices”), are as described below:

1. The Company will retain the Monitor for a period of three (3) years (the “Term of the Monitorship”), unless the early termination provision of Paragraph 3 of the Deferred Prosecution Agreement (the “Agreement”) is triggered.

Monitor’s Mandate

2. The Monitor’s primary responsibility is to assess and monitor the Company’s compliance with the terms of the Agreement, including the Corporate Compliance Program in Attachment C, so as to specifically address and reduce the risk of any recurrence of the Company’s misconduct. During the Term of the Monitorship, the Monitor will evaluate, in the manner set forth below, the effectiveness of the internal accounting controls, record-keeping, and financial reporting policies and procedures of the Company as they relate to the Company’s current and ongoing compliance with the Foreign Corrupt Practices Act (“FCPA”), 15 U.S.C. §§ 78dd-1, et seq., and other applicable anti-corruption laws (collectively, the “anti-corruption laws”) and take such reasonable steps as, in his or her view, may be necessary to fulfill the foregoing mandate (the “Mandate”). This Mandate shall include an assessment of the Board of Directors’ and senior management’s commitment to, and effective implementation of, the corporate compliance program described in Attachment C of the Agreement.

Company’s Obligations

3. The Company shall cooperate fully with the Monitor, and the Monitor shall have the authority to take such reasonable steps as, in his or her view, may be necessary to be fully informed about the Company’s compliance program in accordance with the principles set forth herein and applicable law, including applicable data protection and labor laws and regulations. To that end, the Company shall: facilitate the Monitor’s access to the Company’s documents and resources; not limit such access, except as provided in Paragraphs 5 and 6; and provide guidance on applicable local law (such as relevant data protection and labor laws). The Company shall provide the Monitor with access to all information, documents, records, facilities, and employees, as reasonably requested by the Monitor, that fall within the scope of the Mandate of the Monitor under the Agreement. The Company shall use its best efforts to provide the Monitor with access to the Company’s former employees and its third-party vendors, agents, and consultants.

4. Any disclosure by the Company to the Monitor concerning corrupt payments, false books and records, and internal accounting control failures shall not relieve the Company of any otherwise applicable obligation to truthfully disclose such matters to the Offices, pursuant to the Agreement.

Withholding Access

5. The parties agree that no attorney-client relationship shall be formed between the Company and the Monitor. In the event that the Company seeks to withhold from the Monitor access to information, documents, records, facilities, or current or former employees of the Company that may be subject to a claim of attorney-client privilege or to the attorney work-product doctrine, or where the Company reasonably believes production would otherwise be inconsistent with applicable law, the Company shall work cooperatively with the Monitor to resolve the matter to the satisfaction of the Monitor.

6. If the matter cannot be resolved, at the request of the Monitor, the Company shall promptly provide written notice to the Monitor and the Offices. Such notice shall include a general description of the nature of the information, documents, records, facilities or current or former employees that are being withheld, as well as the legal basis for withholding access. The Offices may then consider whether to make a further request for access to such information, documents, records, facilities, or employees.

Monitor’s Coordination with the Company and Review Methodology

7. In carrying out the Mandate, to the extent appropriate under the circumstances, the Monitor should coordinate with Company personnel, including in-house counsel, compliance personnel, and internal auditors, on an ongoing basis. The Monitor may rely on the product of the Company’s processes, such as the results of studies, reviews, sampling and testing methodologies, audits, and analyses conducted by or on behalf of the Company, as well as the Company’s internal resources (e.g., legal, compliance, and internal audit), which can assist the Monitor in carrying out the Mandate through increased efficiency and Company-specific expertise, provided that the Monitor has confidence in the quality of those resources.

8. The Monitor’s reviews should use a risk-based approach, and thus, the Monitor is not expected to conduct a comprehensive review of all business lines, all business activities, or all markets. In carrying out the Mandate, the Monitor should consider, for instance, risks presented by: (a) the countries and industries in which the Company operates; (b) current and future business opportunities and transactions; (c) current and potential business partners, including third parties and joint ventures, and the business rationale for such relationships; (d) the Company’s gifts, travel, and entertainment interactions with foreign officials; and (e) the Company’s involvement with foreign officials, including the amount of foreign government regulation and oversight of the Company, such as licensing and permitting, and the Company’s exposure to customs and immigration issues in conducting its business affairs.

9. In undertaking the reviews to carry out the Mandate, the Monitor shall formulate conclusions based on, among other things: (a) inspection of relevant documents, including the Company’s current anti-corruption policies and procedures; (b) on-site observation of selected systems and procedures of the Company at sample sites, including internal accounting controls, record-keeping, and internal audit procedures; (c) meetings with, and interviews of, relevant current and, where appropriate, former directors, officers, employees, business partners, agents, and other persons at mutually convenient times and places; and (d) analyses, studies, and testing of the Company’s compliance program.

Monitor’s Written Work Plans

10. To carry out the Mandate, during the Term of the Monitorship, the Monitor shall conduct an initial review and prepare an initial report, followed by at least two follow-up reviews and reports as described in Paragraphs 16 through 19 below. With respect to the initial report, after consultation with the Company and the Offices, the Monitor shall prepare the first written work plan within thirty (30) calendar days of being retained, and the Company and the Offices shall provide comments within thirty (30) calendar days after receipt of the written work plan. With respect to each follow-up report, after consultation with the Company and the Offices, the Monitor shall prepare a written work plan at least thirty (30) calendar days prior to commencing a review, and the Company and the Offices shall provide comments within twenty (20) calendar days after receipt of the written work plan. Any disputes between the Company and the Monitor with respect to any written work plan shall be decided by the Offices in their sole discretion.

11. All written work plans shall identify with reasonable specificity the activities the Monitor plans to undertake in execution of the Mandate, including a written request for documents. The Monitor’s work plan for the initial review shall include such steps as are reasonably necessary to conduct an effective initial review in accordance with the Mandate, including by developing an understanding, to the extent the Monitor deems appropriate, of the facts and circumstances surrounding any violations that may have occurred before the date of the Agreement. In developing such understanding the Monitor is to rely to the extent possible on available information and documents provided by the Company. It is not intended that the Monitor will conduct his or her own inquiry into the historical events that gave rise to the Agreement.

Initial Review

12. The initial review shall commence no later than one hundred twenty (120) calendar days from the date of the engagement of the Monitor (unless otherwise agreed by the Company, the Monitor, and the Offices). The Monitor shall issue a written report within one hundred twenty (120) calendar days of commencing the initial review, setting forth the Monitor’s assessment and, if necessary, making recommendations reasonably designed to improve the effectiveness of the Company’s program for ensuring compliance with the anti-corruption laws. The Monitor should consult with the Company concerning his or her findings and recommendations on an ongoing basis and should consider the Company’s comments and input to the extent the Monitor deems appropriate. The Monitor may also choose to share a draft of his or her reports with the Company prior to finalizing them. The Monitor’s reports need not recite or describe comprehensively the Company’s history or compliance policies, procedures and practices, but rather may focus on those areas with respect to which the Monitor wishes to make recommendations, if any, for improvement or which the Monitor otherwise concludes merit particular attention. The Monitor shall provide the report to the Board of Directors of the Company and contemporaneously transmit copies to the Chief — FCPA Unit, Fraud Section, Criminal Division, United States Department of Justice, at 1400 New York Avenue N.W., Bond Building, Eleventh Floor, Washington, D.C. 20005 and Chief, Business and Securities Fraud Section, United States Attorney’s Office, Eastern District of New York, 271-A Cadman Plaza East, Brooklyn, New York 11201. After consultation with the Company, the Monitor may extend the time period for issuance of the initial report for a brief period of time with prior written approval of the Offices.

13. Within one hundred and twenty (120) calendar days after receiving the Monitor’s initial report, the Company shall adopt and implement all recommendations in the report, unless, within sixty (60) calendar days of receiving the report, the Company notifies in writing the Monitor and the Offices of any recommendations that the Company considers unduly burdensome, inconsistent with applicable law or regulation, impractical, excessively expensive, or otherwise inadvisable. With respect to any such recommendation, the Company need not adopt that recommendation within the one hundred and twenty (120) days of receiving the report but shall propose in writing to the Monitor and the Offices an alternative policy, procedure or system designed to achieve the same objective or purpose. As to any recommendation on which the Company and the Monitor do not agree, such parties shall attempt in good faith to reach an agreement within forty-five (45) calendar days after the Company serves the written notice.

14. In the event the Company and the Monitor are unable to agree on an acceptable alternative proposal, the Company shall promptly consult with the Offices. The Offices may consider the Monitor’s recommendation and the Company’s reasons for not adopting the recommendation in determining whether the Company has fully complied with its obligations under the Agreement. Pending such determination, the Company shall not be required to implement any contested recommendation(s).

15. With respect to any recommendation that the Monitor determines cannot reasonably be implemented within one hundred and twenty (120) calendar days after receiving the report, the Monitor may extend the time period for implementation with prior written approval of the Offices.

Follow-Up Reviews

16. A follow-up review shall commence no later than one hundred-twenty (120) calendar days after the issuance of the initial report (unless otherwise agreed by the Company, the Monitor and the Offices). The Monitor shall issue a written follow-up report within ninety (90) calendar days of commencing the follow-up review, setting forth the Monitor’s assessment and, if necessary, making recommendations in the same fashion as set forth in Paragraph 12 with respect to the initial review. After consultation with the Company, the Monitor may extend the time period for issuance of the follow-up report for a brief period of time with prior written approval of the Offices.

17. Within ninety (90) calendar days after receiving the Monitor’s follow-up report, the Company shall adopt and implement all recommendations in the report, unless, within thirty (30) calendar days after receiving the report, the Company notifies in writing the Monitor and the Offices concerning any recommendations that the Company considers unduly burdensome, inconsistent with applicable law or regulation, impractical, excessively expensive, or otherwise inadvisable. With respect to any such recommendation, the Company need not adopt that recommendation within the ninety (90) calendar days of receiving the report but shall propose in writing to the Monitor and the Offices an alternative policy, procedure, or system designed to achieve the same objective or purpose. As to any recommendation on which the Company and the Monitor do not agree, such parties shall attempt in good faith to reach an agreement within thirty (30) calendar days after the Company serves the written notice.

18. In the event the Company and the Monitor are unable to agree on an acceptable alternative proposal, the Company shall promptly consult with the Offices. The Offices may consider the Monitor’s recommendation and the Company’s reasons for not adopting the recommendation in determining whether the Company has fully complied with its obligations under the Agreement. Pending such determination, the Company shall not be required to implement any contested recommendation(s). With respect to any recommendation that the Monitor determines cannot reasonably be implemented within ninety (90) calendar days after receiving the report, the Monitor may extend the time period for implementation with prior written approval of the Offices.

19. The Monitor shall undertake a second follow-up review pursuant to the same procedures described in Paragraphs 16 through 18. Following the second follow-up review, the Monitor shall certify whether the Company’s compliance program, including its policies and procedures, is reasonably designed and implemented to prevent and detect violations of the anti-corruption laws. The final follow-up review and report shall be completed and delivered to the Offices no later than thirty (30) days before the end of the Term.

Monitor’s Discovery of Misconduct

20. Should the Monitor, during the course of his or her engagement, discover that: (a) improper payments or anything of value may have been offered, promised, made, or authorized by any entity or person within the Company or any entity or person working, directly or indirectly, for or on behalf of the Company; (b) the Company may have maintained false books, records or accounts; or (c) the Company may have failed to implement a system of internal accounting controls that is sufficient to accurately record the Company’s transactions (collectively “Misconduct”); then except as set forth below, the Monitor must immediately report Misconduct to the Company’s General Counsel, Chief Compliance Officer, and Audit Committee for further action; unless the Misconduct was already so disclosed. If the Monitor believes that any Misconduct did actually occur or may constitute a violation of law, the Monitor must immediately report the Offices. When the Monitor in his or her discretion believes that disclosure to the Company would be inappropriate under the circumstances, the Monitor should disclose the Misconduct solely to the Offices, and, in such cases, disclosure of the Misconduct to the General Counsel, Chief Compliance Officer, and/or the Audit Committee of the Company should occur as promptly and completely as the Offices and the Monitor deem appropriate under the circumstances. The Monitor shall address in his or her reports the appropriateness of the Company’s response to disclosed Misconduct, whether previously disclosed to the Offices or not. Further, in the event that the Company, or any entity or person working directly or indirectly for or on behalf of the Company, withholds information necessary for the performance of the Monitor’s responsibilities, if the Monitor believes that such withholding is without just cause, the Monitor shall disclose that fact to the Offices. The Company shall not take any action to retaliate against the Monitor for any such disclosures or for any other reason. The Monitor shall report criminal or regulatory violations by the Company or any other entity discovered in the course of performing his or her duties, in the same manner as described above.

Meetings During Pendency of Monitorship

21. The Monitor shall meet with the Offices within thirty (30) calendar days after providing each report to the Offices to discuss the report, to be followed by a meeting between the Offices, the Monitor, and the Company.

22. At least annually, and more frequently if appropriate, representatives from the Company and the Offices will meet together to discuss the monitorship and any suggestions, comments, or improvements the Company may wish to discuss with or propose to the Offices, including with respect to the scope or costs of the monitorship.

Contemplated Confidentiality of Monitor’s Reports

23. The reports will likely include proprietary, financial, confidential, and competitive business information. Moreover, public disclosure of the reports could discourage cooperation, or impede pending or potential government investigations and thus undermine the objectives of the monitorship. For these reasons, among others, the reports and the contents thereof are intended to remain and shall remain non-public, except as otherwise agreed to by the parties in writing, or except to the extent that the Offices determine in their sole discretion that disclosure would be in furtherance of the Offices’ discharge of their duties and responsibilities or is otherwise required by law.

D-4